As filed with the Securities and Exchange Commission on March 27, 2006
Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANTEX CAPITAL CORPORATION
(Name of small business issuer in its charter)

NEVADA	3612	33-0817825
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Suite 205-4840 Delta St.,
Delta, BC, Canada, V4K 2T6
Tel: (604) 940-2274
(Address and telephone number of principal executive offices)

Camlex Management (Nevada) Inc.
8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123
Tel: (702) 990-8800
(Name, address and telephone number of agent for service)

With Copies To:
Conrad Y. Nest, Esq.
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: (360) 332-3300

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [           ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [           ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [           ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [           ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.001	6,278,397(1)	$0.25	$1,569,599	$167.95

(1)

Total represents: (i) 2,440,594 units issued in a private placement of units of Quantex Capital Corporation (“Quantex”) completed in June, 2005 (the “Offering”), with each unit consisting of one share of Quantex’s common stock and one share purchase warrant (a “Warrant”) entitling the holder thereof to purchase an additional share of common stock at an exercise price of $0.40 for up to one year after the date of issuance and thereafter at a price of $0.50 during the second year from the date of issuance; (ii) 488,119 Warrants issued to Graydon Elliott Capital Corporation in connection with the Offering; (iii) 809,090 shares issued to Graydon Elliott Capital Corporation in December, 2004 in consideration of certain consulting services provided to Quantex, and (iv) 100,000 shares issued to a stockholder from an existing affiliate stockholder.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (g) under the Securities Act based on the average of the last reported bid and ask prices of the common stock on March 9, 2006, as reported on the Pink Sheets LLC.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 9, 2006

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus
--------------------------
6,278,397 SHARES
COMMON STOCK
-------------------------

This prospectus relates to the resale of up to 6,278,397 common shares of Quantex Capital Corporation ("Quantex") that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares include the following shares, all as described in this prospectus under "Selling Stockholders":

1.

2,440,594 shares, and 2,928,712 shares that are issuable upon exercise of share purchase warrants held by certain selling stockholders, that were issued in a private placement transaction completed in June, 2005;

2.	809,090 shares issued to Graydon Elliott Capital Corporation in December, 2004 in consideration of certain consulting services provided to Quantex; and

3.	100,000 shares purchased by a selling stockholder from an existing affiliate stockholder in a transaction that was exempt from registration.

The selling stockholders may sell their common shares through private transactions or in public sales through the over-the-counter markets or on any exchanges on which our common shares are traded at the time of sale. These sales may occur at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders. The selling stockholders may engage brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. We will pay all the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to sales of the shares.

Our common shares are presently traded on the Pink Sheets LLC under the symbol “QCPC”. The average of the last reported bid and ask prices of the common stock of our common shares on the Pink Sheets on March 9, 2006 was $0.25 per share.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 8 through 10 before buying any shares of Quantex’s common stock.

This Offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------

The Date Of This Prospectus Is: March 9, 2006

---------------------------------------------------------------------------------------------------------

PROSPECTUS

MARCH 9, 2006

6,278,397 SHARES
COMMON STOCK

---------------------------------------------------------------------------------------------------------

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our”, the “Company” or “Quantex” refers to Quantex Capital Corporation. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Overview of Our Business

We are in the business of manufacturing and distributing power supply products for commercial, industrial and consumer use worldwide. Our strategy is to diversify within the power supply marketplace and build strong, niche oriented operations around the globe. We take a long term view of our business, focusing on growth and overall progress of our subsidiaries over a number of years.

In December, 2004, we entered into an option agreement to acquire 100% of Quantex Capital (Canada) Corporation (“Quantex Canada”), which owns approximately 85% of the issued and outstanding shares of Samlex America Inc. (“Samlex”). On April 1, 2005, we exercised our option to acquire Quantex Canada. Following the acquisition of Quantex Canada, our only active investment is in Quantex Canada whose sole business is the business of Samlex.

Samlex is a distributor of power supply products for commercial, industrial and consumer use. The two major business lines for Samlex are: (i) wholesale distribution, and (ii) contract manufacturing services. Samlex’s head office is located in Coquitlam, British Columbia, Canada. Samlex has a contract distribution warehouse in Kent, Washington, USA. It also maintains a small second warehouse in Coquitlam.

With respect to wholesale distribution, Samlex distributes its products through major power supply distributors across North America. These distributors in turn resell the Samlex branded products to retailers that serve the industrial, commercial and consumer markets.

With respect to contracting services, Samlex provides customized power supply solutions to its Original Equipment Manufacturer’s (“OEM”) and Original Design Manufacturer (“ODM”) customers. OEM’s are manufacturers who outsource their production to Samlex for private labeling. The products that they require are usually readily available off the counter and do not involve any customization other than the brand name and labeling. ODM’s are companies who design their own specific products and outsource the manufacturing to Samlex in order to reduce overhead expenses associated with production. The products are manufactured under the original design and private label. These products are specifically customized to fit the purposes of the ODM’s and will not be sold to other customers.

Our plan of operation for Quantex is to develop our business by searching out new acquisition opportunities while we continue to provide management support for Samlex. As a distribution company, Samlex intends to focus its business development objectives on continuously expanding its distribution network and customer base.

Overview of Power Supply Industry

The market and industry data set forth in this section are based on industry publications and publicly available information. Sources for this data include the following: “Power Electronics” Stephens Inc. (Investment Report), September 2000, “Electronic Manufacturing Services: Contract Manufacturing” Dain Rauscher Wessels (Investment Report), May 19, 2000, and “Merchant Markets and Applications for AC/DC Switching Power Supplies, DC/DC Converters, and Telecom Rectifiers: North America, 9th Edition; Europe, 3rd Edition”, Venture Development Corporation, May, 2004. While management believes this information to be reliable, it has not independently verified it.

Market and Competitive Conditions

The power supply industry is a large market worldwide. In the US market alone, it was estimated that sales would reach $8.0 billion in 2004. Many sources confirmed that the communications industry would consume the most power supply products by 2004 as an industry. In recent years, the power supply industry has experienced a trend of mergers and acquisitions and the industry is consolidating rapidly.

Another trend in the industry is the outsourcing of original equipment manufacturer (“OEM”) customers. Contract manufacturing has grown rapidly in recent years as OEM’s realize the strategic and financial benefits of outsourcing manufacturing of their power supply needs. As one of the reports indicates, the 25% to 30% projected growth rate for electronic manufacturing services (“EMS”) is sustainable until 2005 as OEM’s increasingly view outsourcing as a strategic tool.

As the industry moves towards consolidation and OEM contracting, competition becomes fiercer than ever before. The Venture Development Corporation (“VDC”) conducted a study on the merchant markets for AC/DC switching power supplies and DC/DC converters. The study found that price is the single most influential factor for OEM’s to choose their vendors. Leaving price aside, the selection criteria for vendors are (in order of importance):

(a)	Delivery Schedules
(b)	Lead Times
(c)	Technical Support
(d)	Certifications
(e)	Service
(f)	Vendor Reputation
(g)	Financial Stability
(h)	Manufacturing Capacity
(i)	Size of Vendor
(j)	Geographic Locale

The power supply industry is dominated by large global corporations who serve the mass market worldwide. Samlex, on the other hand, has found niche markets to build its customer base and reputation. Samlex realizes that competing directly with these large corporations will not yield any favorable outcome. It has since been competing with smaller privately owned companies in specialty niche markets.

Summary Financial Information

The following tables set forth the summary consolidated financial information for Quantex. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

	For the Nine Months Ended December 31, 2004 (Audited)	Pro Forma Consolidated For the Nine Months Ended September 30, 2005 (Unaudited)	Pro Forma Consolidated for the Year Ended December 31, 2004 (Unaudited)
Balance Sheets:
Current Assets
Cash	-	$120,094	$31,871
Accounts receivable	-	$750,690	$606,385
Inventories	-	$901,548	$674,668
Prepaid expenses, deposits and short-term investment	$529	$52,706	$22,287
Total Current Assets	$529	$1,825,038	$1,335,211
Property, plant, equipment and Goodwill	-	$1,481,645	$1,483,457
Total Assets	$529	$3,306,683	$2,818,668
Current Liabilities
Demand bank loan	-	$559,044	$191,075
Accounts payable and accrued liabilities	$164,578	$435,620	$373,008
Other payables	-	$93,605	$63,085
Promissory Notes	$310,876	$1,286,701	$1,421,915
Due to Stockholders	$36,134	$102,765	$36,134
Current portion of long-term debt	-	$145,397	$332,335
Total Current Liabilities	$511,588	$2,623,132	$2,417,552
Long-term debt	-	$768,528	$913,930
Minority interest		$261,389	$205,203
Total Liabilities	$511,588	$3,653,049	$3,536,685
Shareholders’ Deficiency	$(511,059)	$(346,366)	$(718,017)
Total Liabilities and Shareholders’ Deficiency	$529	$3,306,683	$2,818,668

	For the Nine Months Ended December 31, 2004 (Audited)	Pro Forma Consolidated For the Nine Months Ended September 30, 2005 (Unaudited)	Pro Forma Consolidated for the Year Ended December 31, 2004 (Unaudited)
Statements of Operations:
Sales	-	$3,580,165	$4,172,934
Cost of Sales	-	$2,330,152	$2,830,091
Gross Profit	-	$1,250,013	$1,342,843
Operating Expenses
Advertising and promotion	-	$118,142	$107,506
Amortization	-	$10,464	$18,421
Bad debts	-	-	$(4,248)
Bank charges, interest and exchange	$38,212	$55,569	$23,724
Insurance and licenses	-	$17,317	-
Office and miscellaneous	$830	$45,672	$155,626
Professional fees	$58,608	$212,969	$26,003
Rent	-	$40,843	$61,466
Repairs and maintenance	-	$8,612	-
Telecommunications and utilities	-	$16,544	-
Travel	$24,821	$56,993	$24,821
Salaries, benefits and consulting fees	$22,463	$368,927	$444,217
Warranty costs	-	$31,719	$47,930
Total Operating Expenses	$144,934	$983,771	$905,466
Income (Loss) From Operations	$(144,934)	$266,242	$437,377
Other expenses	$250,000	$786,784	$615,001
Net (Loss) for the Period	$(394,934)	$(520,542)	$(177,624)
Net (loss) Per Common Share	$(0.02)	$(0.03)	$(0.01)

About Us

We were reincorporated on December 22, 2005 under the laws of the State of Nevada. See Organization Within Last Five Years”, below. Our principal offices are located at Suite 205-4840 Delta St., Delta, BC, Canada, V4K 2T6. Our telephone number is (604) 940-2274. We maintain a website at www.quantexcapital.com.

THE OFFERING

The Issuer:	Quantex Capital Corporation
Selling Security Holders:

The selling stockholders named in this prospectus include: (i) existing stockholders of Quantex who purchased Units, consisting of shares of our common stock and warrants to purchase shares of our common stock from us in private placement transactions completed in March, April, May and June, 2005 (the “Offering”), (ii) Graydon Elliott Capital Corporation, which received warrants to purchase shares of our common stock in connection with the Offering, and acquired shares of our common stock in consideration of certain consulting services provided to Quantex; and (iii) stockholders who purchased shares of our common stock from an existing affiliate stockholder. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders”.

Securities Being Offered:	Up to 6,278,397 shares of our common stock, par value $0.001 per share.
Duration of Offering:	This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC.
Minimum Number of Shares To Be Sold in This Offering:	None.
Common Stock Outstanding Before and After the Offering:	19,140,609 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.
Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the material risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We Will Need Additional Financing To Fund The Development Of Our Operations, Our Accountants Believe There Is Substantial Doubt About Our Ability To Continue As A Going Concern

As of September 30, 2005, we had assets of $3,306,683 and a working capital deficit of $798,094 comprising of a demand bank loan $559,044, account payable and accrued liabilities of $435,620, other payables of $93,605, amounts due to stockholders of $102,765, promissory notes payable of $1,286,701, current portion of long-term debt $145,397 and accumulated net losses of $1,396,739 since inception. We anticipate expending $8,065,000 on our plan of operation over the next twelve months. We presently do not have sufficient cash to meet our estimated expenses over the next twelve months. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish successful operations. We anticipate covering our costs by operating revenues and additional equity financing. If we are unable to complete our financing requirements or achieve revenue as projected, we will be required to modify our expenditures and plan of operation and may not be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended December 31, 2004. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected. These factors raise substantial doubt that we will be able to continue as a going concern and adversely affect our ability to obtain additional financing.

We may face a lack of suitable acquisition or merger or other proprietary investment candidates which may limit our growth. In order to grow our business, we may seek to acquire or merge with or invest or make proprietary investments in new companies or opportunities. Our failure to make acquisitions or investments may limit our growth. In pursuing acquisition and investment opportunities, we may be in competition with other companies having similar growth and investment strategies. Competition for these acquisitions or investment targets could result in increased acquisition or investment prices and a diminished pool of businesses, services or products available for acquisition or investment.

Since Samlex’s products are not manufactured in North America, the business bears a country risk. In the event that political unrest occurs in Hong Kong, Taiwan, or Mainland China, and that such political event affects the shipment of products to Samlex, we will be left in a difficult position. Our flexibility in our foreign operations can also be somewhat limited by agreements we have entered into with our foreign distributors. Our overall success internationally depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies that are effective in each location where we intend to do business, and failure to do so could cause our business to fail. There is no assurance that political event can be avoided or that it will not have an adverse effect on Samlex’s operations.

In the event that Samlex must relocate its U.S. warehousing, it could cause delays in shipping to its US customers. Some of Samlex’s products are stored at Samlex’s warehouse in Kent, Washington before being sent to its U.S. customers. In the event that Samlex must relocate its warehousing, it could cause delays in Samlex’s U.S. operations until another desirable location is found. There is also no assurance that one such location with the same standard can be easily found.

We conduct our business in foreign countries and, as a result, may be exposed to movements in foreign currency exchange rates. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may reduce our reported international sales and earnings because the local currency will translate into fewer U.S. dollars. We are subject to other risks associated with our proposed non-U.S. operations. Risks are inherent in international operations, and include the following risks:

(i)	exchange controls and currency restrictions;
(ii)	currency fluctuations and devaluations;
(iii)	changes in local economic conditions;
(iv)	changes in laws and regulations, including the imposition of embargos; and
(v)	exposure to possible expropriation or other government actions.

These and other factors may have a negative impact on our international operations or on our business, results of operations and financial condition. Most of our sales and cost of sales are in US dollars. Although our sales outside the United States are small, these sales and most of our general and administrative costs are not in US dollars so they expose us to currency risks. Even though most of our purchases are in US dollars, the goods are manufactured overseas and are subject to local currency fluctuations. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales and earnings may be reduced because the local currency will translate into fewer U.S. dollars. At present, we do not hedge this risk, but continue to evaluate such foreign currency translation risk exposure. Our flexibility in our foreign operations can also be somewhat limited by agreements we have entered into with our foreign distributors. Our overall success internationally depends, in part, upon our ability to succeed in differing economic, social and political conditions.

Samlex currently competes with several firms providing power supply and related products and services and expect competition to increase in the future, which could affect our sales revenue and profitability. The power supply industry is dominated by large global corporations who serve the mass market worldwide. Samlex, has found niche markets to build its customer base and reputation. We expect competition to increase in the future from existing competitors and a number of companies that may enter our existing or future markets. Increased competition could adversely affect our revenue and profitability through price reductions and loss of market share.

The principal competitive factors in our products include:

(i)	product performance and quality;
(ii)	marketing and access to distribution channels;
(iii)	customer services; and
(iv)	product design and price.

Some of our current and potential competitors may have substantially greater financial, technical, sales and marketing resources than we have. We may not be able to continue to compete successfully with our existing competitors or with new competitors.

There is no assurance that current suppliers will continue to supply Samlex with its product needs. Samlex’s operations depend largely on its few suppliers as it does not manufacture any of the products sold. Samlex’s orders constitute a substantial portion of certain of its suppliers’ total sales. In the event that one or more suppliers are unable or unwilling to continue the working relationship with Samlex, Samlex may not be able to fulfill its customers’ orders. There is no assurance that current suppliers will continue to supply Samlex with its product needs.

Technological innovation, or failure to alter our products to meet the demands of technological innovation, could seriously harm our business. The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of our products. We may not be successful in selecting, developing, manufacturing and marketing new products or enhancing our existing products or in responding effectively to technological changes, new standards or product announcements by competitors. The timely availability of new products and enhancements, and their acceptance by customers are important to our future success. Delays in such availability or a lack of market acceptance could have an adverse effect on our business. Additionally, there may be technological innovations that eliminate or reduce the need for our products.

Defects in our products could seriously harm our business. The product we distribute may have defects despite testing internally or by current or potential customers. These defects could result in product returns or recalls and loss or delay in market acceptance, which could have a material adverse effect upon our business, operating results, or financial condition.

Loss of any of our key personnel could seriously harm our business. Our success depends to a significant degree upon the continuing contributions of key management, sales, marketing, and engineering personnel, many of whom we would have difficulty replacing. We believe that our future success will depend in large part upon our ability to attract and retain highly-skilled technical, management, sales, and marketing personnel. Competition for such personnel is high, and we may not be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on our business, operating results, or financial condition.

Our reliance on sole source suppliers may result in product delays or price increases. We currently obtain certain components of our products and certain finished products from sole sources. In the future, our suppliers may not be able to meet our demand for components and products in a timely and cost-effective manner. If a sole source supplier of our product goes out of business or if we are unable to secure and qualify alternative sources of supply in a timely manner we may experience a disruption to our ability to fulfill customer orders. We generally purchase these sole source components and products using purchase orders and have no guaranteed supply arrangements with the suppliers. In addition, the availability of many of these components and products is dependent in part on our ability to provide the suppliers with accurate forecasts of our future requirements. However, our operating results and customer relationships could be materially adversely affected by either an increase in prices for, or an interruption or reduction in supply of, any key components and products.

Risks Related To This Offering

If a market for our common stock does not develop, stockholders may be unable to sell their shares. We currently plan to apply for listing of our common stock on the OTC Bulletin Board upon the effectiveness of this prospectus. However, our shares may never be traded on the bulletin board. If our common stock is not traded on the bulletin board, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock. The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock. For a more detailed discussion of this issue see the section entitled “Market For Common Equity And Related Stockholder Matters,” below.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock. In addition to the "penny stock" rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below. See the sections of this prospectus entitled “Selling Security Holders” and “Plan of Distribution”. We will however incur all costs associated with this prospectus.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering all of the 6,278,397 shares of common stock offered through this prospectus. The selling security holders acquired the 6,278,397 shares of common stock offered through this prospectus from us in the following transactions:

Private Placement Completed in June, 2005

The selling security holders acquired 2,440,594 units of Quantex at a price of $0.30 per unit in an offering (the “Offering”) that was exempt from registration pursuant to Regulation S of the Securities Act, completed in multiple closings ending in June, 2005. Each Unit consists of one share of our common stock and one share purchase warrant (each a “Warrant”) entitling the holder thereof to purchase one additional share of common stock for a period of two years from the date issued at a price of $0.40 during the first year and $0.50 during the second year.

Graydon Elliott Capital Corporation

Quantex issued 488,119 Warrants pursuant to Regulation S of the Securities Act to Graydon Elliott Capital Corporation (“GEC”) for services provided in connection with the Offering. The shares acquirable on exercise of the Warrants issued to GEC are included in the total number of securities being registered. The Warrants were issued to GEC under the terms of our engagement letter with GEC dated March 1, 2005. Pursuant to the terms of the engagement letter, GEC agreed to act as our agent for the Offering in consideration of which we agreed to pay GEC a cash commission equal to 10% of the Offering proceeds and issue GEC 20% of the number of warrants issued in connection with the Offering.

As adjusted following a 5.5 to 1 reverse stock split effected in May, 2005, we issued 1,818,181 restricted shares of our common stock to GEC in December, 2004 pursuant to the terms of our corporate advisory agreement with GEC dated December 10, 2004. Under the terms of the advisory agreement GEC agreed to provide certain advisory and consulting services to Quantex in connection with our reorganization and restructuring, in consideration of which we agreed to pay a fee of $250,000 and issue to GEC 10,000,000 (pre-split) shares of our common stock (the “GEC Shares”). We agreed to register the resale of 809,090 of the GEC Shares, which are included in the total number of securities being registered.

Graydon Elliott Capital Corporation is a wholly owned subsidiary of Graydon Elliott Capital Partners Ltd. which owns approximately 11% of the issued and outstanding shares of Maxxcapp. Maxxcapp is the holder of 62.7% of our issued and outstanding common stock.

The following table provides, as of March 9, 2006, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

1.	the number of shares beneficially owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Total Number of Shares Being Offered**	Beneficial Ownership After Offering(1)
	Number of Shares	Additional Shares acquirable on exercise of Warrants		Number of Shares	Percent(2)
TLC Holding (3)	69,311	69,311	138,622	Nil	*
Dominique Gelineau	2,772	2,772	5,544	Nil	*
Sydney Gelineau	2,772	2,772	5,544	Nil	*
Graydon Gelineau	2,772	2,772	5,544	Nil	*
Ray Neufeldt	83,174	83,174	166,348	Nil	*

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Total Number of Shares Being Offered**	Beneficial Ownership After Offering(1)
	Number of Shares	Additional Shares acquirable on exercise of Warrants		Number of Shares	Percent(2)
Ernest J Pauls Inc. MD(4)	41,587	41,587	83,174	Nil	*
Anne and Kathryn Traeger	69,311	69,311	138,622	Nil	*
Don and Anne Traeger	69,311	69,311	138,622	Nil	*
Lorie Martin	8,318	8,318	16,636	Nil	*
Infinity Private Equity Limited Partnership(5)	637,667	637,667	1,275,334	Nil	*
Jim Nickel	27,724	27,724	55,448	Nil	*
Elmer and Evelyn Neufeldt	27,724	27,724	55,448	Nil	*
Hendrick Mooy	26,424	26,424	52,848	Nil	*
Elkay Holdings Ltd. (6)	132,118	132,118	264,236	Nil	*
Cameron Martin	2,642	2,642	5,284	Nil	*
Jason Stobbe	13,212	13,212	26,424	Nil	*
John and Norma Bulka	26,424	26,424	52,848	Nil	*
Rhonda Reed	5,285	5,285	10,570	Nil	*
Paul Tomlinson	8,138	8,138	16,276	Nil	*
Ray Glicksohn	6,700	6,700	13,400	Nil	*
Dr. E. W. Dick Inc. (7)	13,212	13,212	26,424	Nil	*
Flora Howell	13,212	13,212	26,424	Nil	*
Marie Moore	13,212	13,212	26,424	Nil	*
Lonald and June Goodale	13,212	13,212	26,424	Nil	*
Hartley & Beverly Johnston	13,212	13,212	26,424	Nil	*
Dwayne Brosseau	13,212	13,212	26,424	Nil	*
Gary Wall	18,496	18,496	36,992	Nil	*
Mid-Valley Farms Ltd. (8)	52,847	52,847	105,694	Nil	*
Nicole Vogt	10,569	10,569	21,138	Nil	*
682391 B.C. Ltd. (9)	92,482	92,482	184,964	Nil	*
Winona Steunenberg	29,066	29,066	58,132	Nil	*
Victor Schellenberg	13,212	13,212	26,424	Nil	*
Bert Schellenberg	13,212	13,212	26,424	Nil	*
David & Winona Steunenberg	10,569	10,569	21,138	NIL	*
Hazel Zaklan	26,424	26,424	52,848	Nil	*
Linda Chu and Diana Ho	15,854	15,854	31,708	Nil	*
Artesian Reality Ltd. (10)	7,927	7,927	15,854	Nil	*
Sheridan Tochkin	7,926	7,926	15,852	Nil	*
Sheridan and Larry Tochkin	13,212	13,212	26,424	Nil	*
Stanley and Joan Peters	39,635	39,635	79,270	Nil	*
Ralph and Rachael Kivi	13,212	13,212	26,424	Nil	*
Marguerite and Daryl Hanson	13,212	13,212	26,424	Nil	*
Marguerite and Gary Hanson	13,212	13,212	26,424	Nil	*
Herbert and Elsie Tisher	13,212	13,212	26,424	Nil	*
Alex and Nancy Wong	26,424	26,424	52,848	Nil	*
Sheila Isaacs	13,212	13,212	26,424	Nil	*
Song Haw	26,424	26,424	52,848	Nil	*
Susan Haw	10,569	10,569	21,138	Nil	*
Shelagh and Marvin Dykshoorn	7,927	7,927	15,854	Nil	*
Marilyn Smith	26,424	26,424	52,848	Nil	*

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Total Number of Shares Being Offered**	Beneficial Ownership After Offering(1)
	Number of Shares	Additional Shares acquirable on exercise of Warrants		Number of Shares	Percent(2)
Solid Rock Steel Fab. Co. Ltd.(11)	80,000	80,000	160,000	Nil	*
Ian Price	39,635	39,635	79,270	Nil	*
Sabrina Draper	5,000	5,000	10,000	Nil	*
Brian Van Dokkumberg	66,059	66,059	132,118	Nil	*
Paul Hiebert	13,212	13,212	26,424	Nil	*
Terry Plummer	26,424	26,424	52,848	Nil	*
Thomas and Sharon Helina	13,212	13,212	26,424	Nil	*
Arlene and Edwin Pretty	26,424	26,424	52,848	Nil	*
0711761 B.C. Ltd. (12)	92,482	92,482	184,964	Nil	*
Jason Park	7,911	7,911	15,822	Nil	*
Barry and Bonnie Henry	21,097	21,097	42,194	Nil	*
William Tatum	18,460	18,460	36,920	Nil	*
William Davidson	26,371	26,371	52,742	Nil	*
Larry and Celine Fischer	52,743	52,743	105,486	Nil	*
Craig Thomas Law Corporation(13)	52,743	52,743	105,486	Nil	*
Calvin Patterson	13,186	13,186	26,372	Nil	*
Don Neufeldt	27,718	27,718	55,436	Nil	*
Kasandra Hasel(14)	100,000	0	100,000	Nil	*
Graydon Elliott Capital Corporation	809,090	488,119	1,297,209	Nil	*
TOTAL	3,349,684	2,928,713	6,278,397	Nil	*
Notes
*	Represents less than 1%
**	As adjusted following a 5.5 to 1 reverse stock split effected in May, 2005.
(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling security holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

Applicable percentage of ownership is based on 19,140,609 common shares outstanding as of March 9, 2006, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Exchange Act, as amended.

(3)	TLC Holding is a private company beneficially owned by Ruben Friesen.
(4)	Ernest J. Pauls Inc. MD is a private company beneficially owned by Ernest J. Pauls.
(5)	Infinity Private Equity Limited Partnership is a limited partnership beneficially owned by its general partner, Aspiration Management Ltd.
(6)	Elkay Holdings Ltd. is a private company beneficially owned by Louis Kish.
(7)	Dr. E. W. Dick Inc. is a private company beneficially owned by William Dick.
(8)	Mid-Valley Farms Ltd. is a private company beneficially owned by Gary Wall.
(9)	682391 B.C. Ltd. is a private company beneficially owned by Cheryl Gelineau.
(10)	Artesian Reality Ltd. is a private company beneficially owned by the Estate of Kenneth Brandsater.
(11)	Solid Rock Steel Fab. Co. Ltd. is a private company beneficially owned by Berend Steunenberg.
(12)	711761 B.C. Ltd is a private company beneficially owned by Lorie Martin.
(13)	Craig Thomas Law Corporation is a private company beneficially owned by Craig Thomas.
(14)	Kasandra Hasel purchased the 100,000 shares from Graydon Elliott Capital Corporation on February 28, 2006 at a price of $25,000 pursuant to Regulation S of the Securities Act.

Other than disclosed above, none of the selling security holders:

(i)	has had a material relationship with us or any of our affiliates other than as a security holder at any time within the past three years; or
(ii)	has ever been one of our officers or directors.

We will not receive any of the proceeds from the sale of the shares by the selling security holders, except for funds received upon exercise of the warrants. We have agreed to bear expenses incurred by the selling security holders that relate to the registration of the shares being offered and sold by the selling security holders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders. We will pay all expenses in connection with the registration of the common shares being sold by the selling stockholders, except for the fees and expenses of any counsel and other advisors that any selling stockholders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. We will not receive any of the proceeds of the sale of the shares offered by the selling stockholders.

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of Quantex in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders to the public in transactions on any exchange where Quantex's common shares may be traded or in privately negotiated transactions. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

1.	On such public markets as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	In any combination of these methods of distribution.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Security Holder is distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. We are required by NRS 78.090 to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in subsection 2 of NRS 14.020.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages and titles as of March 9, 2006 are as follows:

NAME AND ADDRESS	AGE	POSITION
L. Evan Baergen, Suite 205-4840 Delta St., Delta, BC, Canada, V4K 2T6	42	Director, CEO, President, Secretary and Treasurer
Len Goossen, 5179 45 Avenue Delta BC, Canada V4K 4K1	48	Director
Matt Reams 13-7179 201 St. Langley, BC, Canada V2Y 2Y9	36	Director
Kuljit Sangha 275 Gladwin Road Abbotsford, BC, Canada V2T 5Y1	31	Chief Financial Officer

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years:

L. Evan Baergen. Mr. Baergen has been an officer and a member of our board of directors since December 20, 2004. Mr. Baergen has senior management experience, including: financial and strategic planning, development and implementation of policies, monitoring and analysis of forecasts, US public company compliance, mergers and acquisitions and execution of strategic projects. Mr. Baergen is President and Chief Executive Officer of Maxxcapp Corporation, a Canadian TSX Venture Exchange listed company that specializes in the acquisition of businesses. Maxxcapp is the holder of 62.7% of our issued and outstanding common stock. Since February 2004, Mr. Baergen has been an independent Software Consultant working with companies to automate their information and manufacturing systems. From May 2001 to January 2004, Mr. Baergen was a Director, President and Chief Financial Officer at the House of Brussels Chocolates where he restructured the company, brought it public on the OTC Bulletin Board, obtained new financing, set long-term strategic goals and developed and implemented a business plan to achieve those goals. From December 1999 to May 2001, Mr. Baergen was the CFO and VP Emerging Technology at SUMmedia.com, a company listed on the OTC Bulletin Board. As VP Emerging Technology, his main duties and responsibilities were to create and lead the wireless technology development team and lead the company through an orderly shutdown. Much of Mr. Baergen’s experience and expertise comes from the technology and computer fields.

Mr. Baergen obtained his Electronics Engineering Technology Diploma from the Northern Alberta Institute of Technology in 1983. He then went on to obtain his Bachelor of Business Administration (majoring in Accounting) from the Simon Fraser University in 1989. He became a Chartered Accountant in 1992 after articling at Price Waterhouse. Mr. Baergen completed the Information Technology Specialist program from the Canadian Institute of Chartered Accountants in 2003.

Len Goossen. Mr. Goossen has been a member of our board of directors since March 29, 2005. Mr. Goossen was previously President of Snow Capital Ltd., and acted as their CFO and controller. The company specialized in the financial and service industry. His versatile background includes dealing with budgets in excess of $30 million from working with schools such as the University of British Columbia to consulting to franchisors such as Puckmasters Ltd., an international hockey training franchise. This variety of experience allowed Mr. Goossen to effectively manage all financial aspects of the companies including financing, distribution, cash flow management and listing requirements for public companies. Mr. Goossen has over 20 years experience in both the private and public accounting field. Mr. Goossen has been operating a public accounting practice firm in British Columbia since 1999.

Matt Reams. Mr. Reams has been a member of our board of directors since November 25, 2003. Mr. Reams has twenty years of experience in the computer industry. Since 1991, he has been a Technician/Field Service Representative at NCR Canada Ltd, and since 1994, he has been the sole owner of Mr. Computer, a sales and service company in the computer field. Mr. Reams specializes in project management, customer relations and business development. Mr. Reams has also been the President of International Learning Services Inc., an internet-based learning service company specialized in language education, since 2003. He overlooks the daily operations of the company and actively seeks business opportunities. Mr. Reams possesses a number of certificates and diplomas relating to computer technology, including the Diploma in Computer Maintenance Technology and Diploma in Computer Sales from the Control Data Institute.

Kuljit Sangha. Mr. Sangha has been our Chief Financial Officer since January 3, 2006. Mr. Sangha was previously a manager and senior accountant at KPMG LLP from 1997 to 2005. During this time, Mr. Sangha was involved in planning, performing, reviewing and delivering audit, review and compilation engagements. Mr. Sangha became a chartered accountant in 2000 after articling with KPMG LLP. Mr. Sangha obtained his Bachelor of Commerce (majoring in Accounting) from the University of British Columbia in 1997.

Samlex Management

Background of Senior Management of Samlex

Earl Berg. Mr. Earl Berg is the founder and General Manager of Samlex America Inc. Mr. Berg has approximately 30 years of sales and business management experience in a variety of industries. He started his career as a home exercise equipment salesperson with Dyna Gym Corporation in 1975. Following that position, he took on several other sales positions and soon advanced to manage some of these businesses. In 1984, Mr. Berg became an investment salesperson at Principal Consultants and by 1986 was appointed VP Sales of British Columbia, managing five branches and 110 sales representatives. He founded Samlex Distributors in 1991 and changed its name to Samlex America Inc. in 1994 and has since managed and led Samlex to its current market position.

Ian Price. Mr. Ian Price is part-owner and VP Sales of Samlex. Mr. Price was born and raised in the United Kingdom and attended Leicester University. He completed his Business degree in Marketing with honors in 1980. He immigrated to Canada that same year and joined Monroe System for Business as sales trainee selling office products. In 1986, he was promoted to District Manager British Columbia and was responsible for nine staff members. He later joined Canada Trust in 1987 as a Branch Manager Trainee and successfully became a Branch Manager in 1988. His responsibility included local business development, loans/mortgage growth, cross-product sales as well as customer relations and managing a staff of 20. Mr. Price joined Samlex in 1991 to begin the development of sales and customer relations.

Vijay Sharma. Mr. Vijay Sharma is the Engineering Manager of Samlex America Inc. Mr. Sharma is very knowledgeable in electrical equipments and has a wide array of experience in the engineering, servicing, and maintenance of these equipments. Mr. Sharma completed his degree in Electrical and Telecom Engineering at the Naval Colleges of Engineering, Lonavala and Jamnigar in India. He has also obtained several other diplomas in various institutes related to engineering, technical translation, computer programming and radar systems. Mr. Sharma worked for the Ministry of Defence in India from 1981 to 1991, being promoted from the Electrical Officer of Naval Warship to Deputy Director, Technical Services. He became the Manager Technical sales at Makalu Consulting Engineers in New Delhi in 1993. In 1995, he joined Samlex as the technical backbone of the business.

Jonathon Dugdale. Mr. Dugdale is the President of Samlex America Inc. Mr. Dugdale holds a BA in business from Trinity Western University in Langley, B.C., an MBA in finance from the University of Miami in Miami Florida, and a Personal Financial Planning Designation (P.F.P) through the institute of Canadian Bankers. He is also a commercially licensed pilot. Prior to joining Quantex, Mr. Dugdale was the President and CEO of Maxxcapp Corporation, a Canadian TSX Venture Exchange listed company that specializes in the acquisition of profitable businesses. Prior to that, Mr. Dugdale was employed by the TD Financial Group for 10 years as Senior Account Manager, Branch Manager and Regional Manager Small Business – Pacific Region and in the area of Corporate Business Development. In addition to his banking background Mr. Dugdale also has experience in the regulated natural gas industry and commercial real estate development industry. He is also the president of ApexMail Net Inc., a high-tech company based in British Columbia.

Compensation Arrangements

Consulting Agreement with L. Evan Baergen

We entered into a consulting agreement with Mountainscape Management Services Ltd., a private company controlled by Mr. Baergen, dated as of February 1, 2005, as amended on September 1, 2005. Pursuant to the terms of the consulting agreement, Mr. Baergen agreed to act as our Chief Executive Officer and President in consideration of which we agreed to: (i) pay Mr. Baergen an annual salary of $60,000; (ii) issue Mr. Baergen 100,000 restricted shares of our common stock on execution of the consulting agreement, and (iii) issue 500,000 stock options exercisable at a price of US$0.30 per share for a period of three years from the date of issuance, which options are issuable upon adoption by Quantex of a stock option plan. In addition Mountainscape was granted a 2% profit sharing bonus on net income before taxes of Quantex as determined using GAAP. The agreement is for an initial term of one year expiring on August 31, 2006.

Employment Agreement with Ian Price

Samlex entered into an employment contract dated effective December 1, 2004, as amended December 22, 2005 for the position of Vice-President -Sales of Samlex with Ian Price who is also a minority shareholder of Samlex. The term of the agreement is for an indefinite period, terminating upon Mr. Price reaching the age of 60 unless otherwise terminated pursuant to the agreement. Pursuant to the terms of the agreement, Mr. Price is to be paid a base salary of CDN$9,000 per month subject to annual review by Samlex and a monthly commission of 3% on the first CDN$100,000 of sales, 2% on sales in excess of CDN$100,000 but less than CDN$200,000 and 1% on sales in excess of CDN$200,000 per month, subject to adjustment as further set out in the agreement. Samlex also agreed to continue to pay the premiums on two $200,000 life insurance policies for Mr. Price.

In the event that the agreement is terminated by Samlex other than for cause, Samlex will provide Mr. Price with 18 months written notice or payment equal to 18 months of his average monthly remuneration based on the preceding 36 months of remuneration. In the event that Mr. Price ceases to be employed by Samlex for any reason Mr. Price may require Samlex to purchase and Samlex may require Mr. Price to sell all shares of Samlex held by Mr. Price at a price of CDN$0.10 per share prior to August 31, 2006 and at the fair market value thereafter.

Consulting Agreement with Berg Management Ltd.

Samlex entered into a consulting agreement dated December 1, 2004, with Berg Management Ltd. a company controlled by Earl Berg, a former shareholder of Samlex. Under the terms of the Agreement Berg Management Ltd. agreed to perform the duties of the General Manager of Samlex; assist the advisory board and board of directors of Samlex with strategic planning and maintain relationship with key suppliers and customers in consideration of which Samlex will pay a bi-monthly fee of CDN$3,750. The agreement may be terminated on 180 days written notice by either party.

Len Goossen

In June, 2005 Mr. Goossen agreed to act as a director of Quantex in consideration of which we issued Mr. Goossen 75,000 shares of common stock and a share purchase warrant to purchase an additional 75,000 shares of our common stock at a price of $0.40 from March 29, 2005 to March 28, 2006 and at $0.50 thereafter until March 27, 2007.

Term of Office

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Committees of the Board of Directors

Our audit committee presently consists of our entire board of directors. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of March 9, 2006 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, (iii) named executive officer, and (iv) officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Directors and Officers
Common Stock	L. Evan Baergen Suite 205-4840 Delta St., Delta, BC, Canada, V4K 2T6	100,000 Direct	*
Common Stock	Matt Reams 13-7179 201 St. Langley, BC, Canada V2Y 2Y9	312,500(2) Direct and Indirect	1.6%
Common Stock	Len Goossen 5179 45 Avenue Delta, BC, Canada V4K 4K1	75,000 Direct	*
Common Stock	Kuljit Sangha 275 Gladwin Road Abbotsford, BC, Canada V2T 5Y1	-	-
Common Stock	All Officers and Directors as a Group (4 persons)	487,500	2.5%
Holders of More than 5% of Our Common Stock
Common Stock	Maxxcapp Corporation Abbotsford, BC, Canada	12,000,000 Direct	62.7%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Common Stock	Graydon Elliott Capital Corporation Vancouver, BC, Canada	1,297,209(3) Direct	6.8%

Notes:

*	Less than 1%.
(1)

Applicable percentage of ownership is based on 19,140,609 shares of common stock issued and outstanding as of March 9, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of March 9, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 9, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Mr. Reams is the beneficial owner of 312,500 common shares. These shares consist of 137,500 shares held directly and 175,000 shares held indirectly in the name of Mr. Reams’ mother, Sandy Reams.
(3)

Consists of 909,090 shares of common stock held by Graydon Elliott Capital Corporation and a warrant to acquire an additional 488,118 shares of our common stock exercisable within 60 days of the date hereof.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 500,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of March 9, 2006, there were 19,140,609 shares of our common stock issued and outstanding that are held of record by one hundred and thirty five (135) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of Quantex, the holders of shares of our common stock will be entitled to receive pro rata all assets of Quantex available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation state that these provisions do not apply.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in Quantex. Nor was any such person connected with Quantex as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has provided an opinion on the validity of our common stock.

Telford Sadovnick PLLC, Certified Public Accountants (“Telford”), our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford has presented their report with respect to our audited financial statements. The report of Telford is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on May 27, 1998 in the state of Delaware, USA. under the name of “Beddis International, Ltd.” On January 16, 2001, we merged with Linksxpress.com, Inc. a company incorporated under the laws of the State of Colorado. Linksxpress.com was a company that was involved in the business of software development. The resulting Delaware incorporated company changed its name to “Linksxpress.com, Inc.”. During this time, we changed our business to that of Linksxpress. Subsequently on May 5, 2003, we changed our name back to “Beddis International Ltd.”, and on March 15, 2005, we changed our name to “Quantex Capital Corporation” and changed the focus of our business to the business of distributing power products. We entered into a merger with our wholly owned Nevada subsidiary formed for the purpose of reincorporating in Nevada on December 22, 2005 under the laws of the State of Nevada. As a result of the reincorporation merger we are now a Nevada company.

Pursuant to Rule 405 of the Securities Act of 1933, Mr. Baergen, Mr. Goossen and Mr. Reams are our promoters by virtue of their role in organizing Quantex. See “Certain Relationships and Related Transactions,” below.

DESCRIPTION OF BUSINESS

In General

We are in the business of manufacturing and distributing power supply products for commercial, industrial and consumer use worldwide. Our strategy is to diversify within the power supply marketplace and build strong, niche oriented operations around the globe. We take a long term view of business, focusing on growth and overall progress of our subsidiaries over a number of years.

On April 1, 2005, we exercised our option to acquire Quantex Capital (Canada) Corporation (“Quantex Canada”), which holds an 85% ownership interest in Samlex. Immediately prior to the acquisition of Quantex Canada, Quantex had no active investments. Following the acquisition of Quantex Canada, our only active investment is in Quantex Canada whose sole business is the business of Samlex.

Samlex is a distributor of power supply products for commercial, industrial and consumer use. The two major business lines for Samlex are: (i) wholesale distribution, and (ii) contract manufacturing services. Samlex’s head office is located in Coquitlam, British Columbia, Canada. Samlex has a contract distribution warehouse in Kent, Washington, USA. It also maintains a small second warehouse in Coquitlam. As the contract manufacturing business becomes the trend of the industry, competition will become more intense. In order to maintain its current position, Samlex must actively search for profitable niche markets. OEM’s and ODM’s in these markets will become Samlex’s major focus on developing this arm of business. Soliciting and promoting to these OEM’s and ODM’s will become Samlex’s focus on business development in the foreseeable future.

Our plan of operation is to develop our business by searching out new acquisition opportunities while we continue to provide management support for Samlex. As a distribution company, Samlex intends to focus its business development objectives on continuously expanding its distribution network and customer base.

Corporate History

We were incorporated on May 27, 1998 in the state of Delaware, USA. under the name of “Beddis International Ltd.” On January 16, 2001, we merged with Linksxpress.com, Inc. a company incorporated under the laws of the State of Colorado. Linksxpress.com was a company that was involved in the business of software development. The resulting Delaware incorporated company changed its name to “Linksxpress.com, Inc.”. During this time we changed our business to that of Linksxpress. Subsequently on May 5, 2003 we changed our name to “Beddis International Ltd.”, and on March 15, 2005, we changed our name to “Quantex Capital Corporation” and changed the focus of our business to the business of distributing power products. We entered into a merger with our wholly owned Nevada subsidiary formed for the purpose of reincorporating in Nevada on December 22, 2005 under the laws of the State of Nevada. As a result of the reincorporation merger we are now a Nevada company.

Reincorporation Merger

Effective December 15, 2005, the Board of Directors and Majority Stockholders of Quantex approved a proposal to change Quantex’s domicile from the State of Delaware to the State of Nevada through a reincorporation merger (the "Reincorporation Merger"). The change in domicile was effected on December 22, 2005 (the “Effective Date”) upon filing the Company’s Certificate of Merger and Articles of Merger with the Delaware Secretary of State and the Nevada Secretary of State, respectively. Quantex has ceased to exist as a Delaware corporation as of December 22, 2005 and is currently governed under the Nevada Revised Statutes (the “NRS”) as a Nevada corporation.

The reincorporation was effected by merging Quantex with and into Quantex’s newly formed subsidiary, Quantex Capital Corporation, a Nevada corporation. ("Quantex Nevada") pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated December 15, 2005. Quantex Nevada was a Nevada corporation that was organized at the direction of our Board of Directors to facilitate the reincorporation. In the Reincorporation Merger, each outstanding share of Quantex’s common stock was converted automatically into one share of Quantex Nevada Common Stock, par value $0.001 per share ("Quantex Nevada Common Stock"). As of the Effective Date, each outstanding and unexercised option, warrant or other right to purchase shares of the Company's common stock became an option, warrant or right to purchase shares of Quantex Nevada Common Stock on the same terms and conditions as the original option, warrant or right to purchase.

Option Agreement

On December 15, 2004, we entered into the Option Agreement with L. Evan Baergen and Quantex Canada to acquire 100% of Quantex Canada. We paid CDN$10 for an option to purchase all the issued and outstanding shares of Quantex Canada at an exercise price of CDN$100. Subsequent to entering into the Option Agreement, Mr. Baergen became a director, President and Chief Executive Officer of Quantex. On April 1, 2005, we exercised our option to acquire Quantex Canada.

Purchase Agreement

Quantex Canada purchased an 85% ownership interest in Samlex pursuant to an assignment agreement dated for reference November 26, 2004 between Maxxcap Corporation and Quantex Canada. Under the terms of the assignment agreement, Quantex Canada acquired all of Maxxcap’s interest in a share purchase and sale agreement (the “Purchase Agreement”) dated September 2, 2004 between Maxxcap and Earl Gilbert Berg and Cindy Lou Berg (the “Vendors”). Earl Berg is the founder and General Manager of Samlex.

Under the terms of the Purchase Agreement, Quantex Canada agreed to purchase Samlex shares consisting of: (i) 3,187 Class A preferred shares in the capital of Samlex; (ii) 1,254 Class B preferred shares in the capital of Samlex; and (iii) 850 Common shares in the capital of Samlex. The purchase price was CDN$3,100,000, broken down as follows:

(a)	CDN$1,250,000 cash on the Closing, which was paid on November 30, 2004;

(b)	CDN$350,000 which was paid by the transfer of certain interest in real property from Samlex to the Vendors;

(c)

CDN$1,500,000 in cash as follows: (i) CDN$400,000 on or before May 31, 2005 (payment of which was made by Quantex); (ii) CDN$175,000 on or before January 31, 2006 (this payment has been extended see below); (iii) CDN$308,000 on or before January 31, 2007; (iv) CDN$308,000 on or before January 31, 2008; and (v) CDN$309,000 on or before January 31, 2009; and

(d)	In the event that Samlex fails to meet certain annual fiscal objectives in any of the fiscal years ended December 31, 2006, 2007 or 2008, then payment of a portion of the next payment will be delayed.

We have negotiated an extension to the payment due to the Vendors on January 31, 2006 to March 31, 2006.

Samlex America Inc.

Samlex is a distributor of power supply products for commercial, industrial and consumer use. Samlex’s head office is located in Coquitlam, British Columbia, Canada. It has a contract distribution warehouse in Kent, Washington, USA. Samlex also maintains a small second warehouse in Coquitlam.

Samlex has two major lines of business – wholesale distribution of power supply products and Original Equipment Manufacturer (OEM)/Original Design Manufacturer (ODM) contract manufacturing services.

Wholesale Distribution. With respect to wholesale distribution, Samlex distributes its products through major power supply distributors across North America. These distributors in turn resell the Samlex branded products to retailers that serve the industrial, commercial and consumer markets.

Contracting Services. With respect to contracting services, Samlex provides customized power supply solutions to its OEM and ODM customers. OEM’s are manufacturers who outsource their production to Samlex with private labeling. The products that they require are usually readily available over the counter and do not involve any customization other than the brand name and labeling. ODM’s are companies who design their own specific products and outsource the manufacturing to Samlex in order to reduce overhead expenses associated with production. The products will be manufactured under the original design and private label. These products are specifically customized to fit the purposes of the ODM’s and will not be sold to other customers.

At times of customer request, Samlex will also perform value-added assembly services at its Coquitlam head office location. Samlex provides these services by adding specific features to existing ready-to-sell products that create value for its customers. These value-added features are valuable to the customers as they offer end users combined benefits at a lower cost.

For example, Samlex designs and fabricates custom cabinets that are attached to Samlex power supply products. The cabinets are designed to accept mobile radio transceivers that are commonly used in a mobile environment. The resulting product, with the attached transceiver, creates an attractive and functional desk-top land mobile base station at a more affordable price. Samlex also designs and constructs rack mounting brackets that are attached to power supplies. The resulting product can then be installed in racks commonly used in land mobile repeater stations.

Samlex typically outsources its production to manufacturers in Taiwan, Hong Kong, and mainland China. Its head office in Canada also does small scaled assembly of products from time to time as demands warrant such arrangement.

History of Samlex America Inc.

Samlex Distributors Inc. (“Samlex Distributors”) was founded by Earl Berg in 1991. In the beginning, Samlex Distributors was the exclusive Canadian distributor for Samlex Electronic Company Ltd. (“Samlex Electronic”) in Hong Kong. At the same time, Samlex Distributors assisted to set up a sales office in the United States for Samlex Electronic. Sales revenue for Samlex Distributors in 1991 totaled approximately $12,000.

Samlex Distributors began to search for new suppliers and expand its distribution network in North America in the early 1990’s. Samlex’s performance and growth were beyond expectation since its inception. By 1993, sales revenue reached almost $500,000. In 1994, Samlex Electronic granted Samlex Distributors exclusive distributing rights in the United States and closed down its USA office. Samlex Distributors then changed its name to Samlex America Inc. and became the exclusive distributor for Samlex Electronic in North America. Sales revenue was close to $1.5 million that year. Samlex moved into its current Coquitlam location the following year.

Over the years, Samlex has established business relationships with suppliers such as Samlex Electronic, Mean Well Enterprises of Taiwan and Welltron Electronics Co. Ltd. of Taiwan and many of its distributors. Samlex’s product line consists of over 1,000 products and these products are now distributed throughout North & South America and other parts of the world. With the exception of 2002, Samlex has been achieving annual sales revenue of more than $3,000,000 since 2000.

Products and Services

Wholesale Distribution

A large part of Samlex’s business is concentrated in wholesale distribution. In this line of Samlex’s business, Samlex supplies catalogue items to distributors who resell to retailers. The products that Samlex distributes are designed by a combination of in-house engineers, outside engineering firms, and partners at the manufacturing factories. Approximately 30% to 40% of Samlex’s products are designed by Samlex in-house with consultation of manufacturers on the manufacturability of the products. Samlex also owns the design of these products that are typically designed to serve the niche markets.

The products that Samlex currently offers can be broken down into the following segments/categories:

  Linear DC Power Supply - Transformer based power supplies provide stable output voltages, low noise and low output voltage ripple. Rugged and reliable design performs well for a wide range of applications.

  Switching DC Power Supply - Switch mode power supplies are designed for minimal power loss. These efficient, light weight and compact power supplies are offered in a wide range of configurations.

  DC-DC Converters - DC - DC converters are designed to increase or decrease the DC voltage that is input to the converter. A typical application is to decrease input voltage of 24 volts DC to 12 volts DC so that common 12 volt electronic equipment can be operated from a vehicle or equipment that has a 24 volt electrical system.

  Battery Chargers - Samlex battery chargers safely and effectively charge, maintain and condition lead-acid and Gel-Cell batteries. The new features of the new batteries increase battery life by reducing the risk of excessive heat build-up during charging.

  DC-AC Inverters - Samlex DC-AC power inverters convert DC voltage provided by a 12, 24 or 48 volt battery into 120VAC or 230VAC current, similar to the current provided through a household electrical outlet.
  Customers can choose from Pure Sine Wave or Modified Sine Wave power inverters to provide reliable AC power from their recreational vehicle (RV), boat, automobile, solar system, or stand-alone battery.

Associated with the wholesale distribution business is Samlex’s after-sale service. Samlex provides its after-sale services in two forms: 1) directly to end users; and 2) to distributors and retailers. Samlex offers end users warranty service and same day relief in circumstances where products are defective. For distributors and retailers, Samlex’s toll free service line provides technical support on products and simple repairing tips. It also arranges on-site product training sessions for its business partners to support sales activities.

In the cases of merchandise return, Samlex always works with the customers to provide them with the best solution and service. When an end user reports a problem with the product to its dealer/distributor, the dealer/distributor will phone the toll free service line. The Samlex representatives will provide information to the end user for simple repairs in an attempt to solve the problem. If that does not solve the problem, a return merchandise authorization (RMA) number will be issued with the time and problem documented and the product sent back to the warehouse. Once the product arrives, Samlex technicians will examine the product and a decision to replace, repair, or credit back will be made to best serve the customer.

Up to date, Samlex’s total warranty return is approximately 0.25% of sales. Management believes that this is due to the after-sale service and quality of the products. Samlex also refurbishes high-end returned products to be resold to end users directly via its website at www.samlexamerica.com. A 90 day warranty is provided on these refurbished products to cover any defects. The refurbishment is done both in-house and at manufacturers’ facilities.

Contract Services

Samlex provides customized product solutions to two types of customers – OEM’s and ODM’s. These customers differ from mass distributors and retailers in that they require additional and/or specific features to be added to the products that Samlex typically provides. Both of these customers require labeling and branding of the products under their names.

OEM’s place orders with Samlex to manufacture commonly used power supply products under their brand name to be used in their products. Value-added assembly services could be performed to these products at the OEM’s request.

ODM’s specify their power supply needs and design their own products. They simply outsource the manufacturing to Samlex to reduce the capital resources required to run a manufacturing plant and the overhead expenses associated with manufacturing. The end product will only be used by the customer and the ownership of the design remains with the customer.

Since Samlex does not operate its own manufacturing facilities, it merely acts as the link between the OEM/ODM customers and its partnering manufacturers. Once Samlex receives an order, it passes that onto the manufacturers who will then follow the specifications to start production. The products will be shipped directly to the customers from the manufacturers.

Marketing Plans & Strategies

In 2000, management at Samlex predicted that the power supply market would move towards consolidation and outsourcing production. Management also identified the communications industry as the largest target market. As the telecommunications sector becomes the largest customer base for the power supply industry, Samlex has focused on the sector as its major target and will continue to treat the telecommunications sector as its primary target market.

The OEM/ODM contracting services have also grown rapidly in recent years. These services made up approximately 17.8% of Samlex’s sales in 2000. At the end of 2003, contracting services were 31.24% of sales. Samlex intends to continue to grow this line of business in the coming years as more OEM’s and ODM’s outsource the production of their power supply needs.

The two major focuses of Samlex’s marketing strategy are: (i) Maintain the working relationship with existing wholesale distributors and seek to expand the network by means of adding new distributors and/or new products, and (ii) Further develop the contract manufacturing business.

Wholesale Distribution

Wholesale distribution currently comprises close to 66% of Samlex’s sales revenue. Six distributing customers make up the majority of these sales, including Tessco Inc. (9.90%), Syscom (7.89%) and Fry’s Electronics (3.14%) . To further develop the wholesale distribution line of business, Samlex needs to:

(i)	maintain relationship with existing distributors to capture more business;
(ii)	add more distributors to its distribution network;
(iii)	search new niche markets in order to expand its existing network; and
(iv)	provide new products to current and potential customers to increase sales.

Samlex distributes its products through power supply distributors and dealers who then distribute these products down their distribution network to retailers. Management believes that Samlex has good customer relationships and has gained itself a strong reputation within the industry. Samlex’s products are listed in catalogues of companies like Tessco and Syscom who carry a vast combination of merchandises from different suppliers.

At present, Samlex is selective on the products that it distributes to its customers; only items that are popular and in demand are given to the distributors to be listed. It is difficult to be listed by one of these distributors and Samlex must choose its product mix very carefully to meet the sales volume determined by the distributors. By servicing these distributing customers well, Samlex could, in the future, obtain more pages in the catalogues to increase its product offerings. Samlex could also provide innovative product solutions to be listed in these catalogues.

Another way to increase sales would be for Samlex to add more distributors to its distribution network. As mentioned above, the power supply industry is heavily dominated by major global corporations that have more resources than Samlex. Samlex cannot compete directly with these players as Samlex’s smaller capital resources put it in a disadvantage to them. To avoid head-on competition, Samlex looks to develop niche markets that are profitable enough, yet too small for the big players to tap into. Such niche markets include the spa industry and the car audio display market. Once these niche markets are identified, Samlex approaches individual customers to offer them the power supply solutions that they need. Accordingly, Samlex plans to expand its business without competing head on with the large competitors and still be profitable.

Contract Manufacturing Services

Approximately 31% of Samlex’s revenue stream is made up of OEM/ODM contract services (with the remaining 3% generated from direct retail and other sales). With the industry norm moving towards outsourcing, there is great business opportunity for Samlex in this sector. Samlex positions itself in the market as the provider of high quality products at mid-range prices. This is made possible by its long-term partnership with Asian suppliers who can manufacture power supply products at a much lower cost.

Besides price, Samlex also addresses many of the other factors that are included in the decision making process. Samlex delivers its goods on time and accurately as indicated by a return rate of .024% and high repeat business ratio (estimated to be 80%). Samlex also provides technical support for all of its customers. Service level and vendor reputation are all by word-of-mouth and by industry standard.

There are, however, some negative factors that work against Samlex. For example, almost all of Samlex’s orders are outsourced to suppliers overseas, which make monitoring and controlling the manufacturing process difficult. It is also difficult for Samlex to determine the manufacturing capacity of its suppliers since they take orders from other distributors and customers as well. Customers may perceive this as a risk factor when conducting business with Samlex. Another issue is the perception of Samlex’s financial stability and size. Although Samlex has been performing well and generating profits since inception, its brand may not be as well recognized as the large global corporations. Samlex’s other strengths may be masked under its smaller operations.

With the opportunity to develop the contract manufacturing business and the projected increase in revenue that could result, Samlex intends to make expanding this business arm one of its major focuses in the near future. To achieve this goal, Samlex expects to increase its sales force to further explore the OEM/ODM market. Samlex intends to seek OEM’s and ODM’s who require power supply products in their manufacturing, but are not yet Samlex’s customers.

For those who currently manufacture in-house, Samlex will offer to outsource their production at lower costs with additional value-added benefits to the customers. For those who are working with other competitors, Samlex intends to study the current product and try to offer the customers a better solution to what is presently available to them. In some cases, Samlex could simply undercut the prices to obtain the business.

Promotion

Samlex uses a number of different media to promote its products and services; these include direct mail, broadcast fax, industrial tradeshows, trade publication advertisement inserts, and the company website, www.samlexamerica.com. Direct mail and broadcast fax can be effective media vehicles because they are directly addressed to the potential customers. Direct mail can also provide the customers with detailed information on product offerings and specifications by sending them the catalogue and/or price lists. These vehicles, however, could be expensive if used on a massive basis. It is difficult to determine if the materials have ever reached its intended addressees and whether or not they have taken the time to consider the materials.

Trade magazines are another channel of promotion for Samlex to reach potential customers. By placing inserts in these magazines, Samlex may reach a much larger pool of potential customers. The advertisements use a style that is identifiable as Samlex’s to increase brand recognition. The downside to this medium is that it is difficult to measure the sales that were generated directly from these advertisements to justify their uses. Samlex has cut down on the usage of trade publications in recent years due to the favorable reactions from tradeshows and the increased usage of the Internet.

Industrial tradeshows are perhaps the most effective medium to promote Samlex’s brand, products and services. These tradeshows give Samlex representatives an opportunity to meet directly with distributors and OEM/ODM’s who are interested in working with Samlex and potential customers have the chance to sample Samlex’s products. One such tradeshow that Samlex has been attending every spring is the International Wireless Communications Expo (“IWCE”) in Las Vegas. The IWCE is North America’s largest annual wireless communications technologies show. Samlex’s presence in the show is important as it often generates business leads and opportunity. Samlex will continue to participate in the show and use this event as a means to promote the company and its products.

Samlex maintains a company website www.samlexamerica.com featuring its product offerings and services. The website is simple and provides detailed information on product specifications. It is a useful tool for potential customers to navigate the product mix and obtain contact information from Samlex. As the usage of the Internet becomes a necessity, Samlex will put more emphasis on its web marketing through the company website. Online marketing requires low costs and it gives the customer the freedom to visit at anytime anywhere. Web marketing also makes it easy for Samlex to track the number of visits and the more popular items on its website. Samlex can then use this information to adjust its inventory level, product mix, and direct mailing list.

Pricing

Samlex positions itself as a niche player going after smaller specialty markets. The pricing of Samlex’s products allows distributors and dealers to make a reasonable mark-up but still remain in the mid-section of the market. Management believes this is the most advantageous strategy because it avoids direct competition from larger competitors with more resources in markets they are strong in. The second reason is that at the mid price range, customers perceive that they have obtained a better product with greater value.

Samlex also offers volume discounts to its customers on all products. Depending on the order size, customers receive a discount on their purchases as the volume increases. This encourages customers to group orders together and/or do advance ordering which in turn reduces Samlex’s handling costs.

Operations

Samlex’s operations are organized into three major areas: sales, warehousing, and technical services. Samlex adopts a flat organizational structure with functional units. Samlex’s head office and small warehouse located in Coquitlam, British Columbia, Canada, are run by eight full-time employees under the leadership of Jonathon Dugdale and Earl Berg. The office also hires four part-time employees mainly to operate the warehouse on an as needed basis.

Sales

Sales orders are placed by customers phoning the Samlex toll-free line. All of the orders are handled by Ian Price and Robert Ancell. They follow up with the customers after the orders are placed and at the same time, follow business leads generated from the tradeshows or word-of-mouth to pursue possible business opportunities. Maintaining and building customer relationships are an important part of their responsibilities. Their marketing efforts target OEM’s and ODM’s who may be interested in contracting with Samlex to provide their power supply solutions.

Warehousing

Samlex outsources its major warehouse operation to Holman Distribution Center (“Holman”) in Kent, Washington, USA. This warehouse is used because of its service level, locale and Washington State’s favorable tax policy on product shipment. In some other US states, companies need to pay duties every time containers enter and leave. The State of Washington does not have such a policy which is very advantageous for Samlex. It is also geographically close to the Coquitlam head office which allows management easy access and monitoring of the facility.

The Holman warehouse charges Samlex reasonable rates on storage, handling, shipping and receiving and basic insurance on the pallets of products. Holman has a good reputation in the industry and has contracts with companies such as Wal-Mart and GE Appliances. The warehouse performs several value-added services to its customers which include packaging, repackaging, recoup, stickering and order fulfillment. It also has tight inventory control and is responsible for all shrinkage and damages of the goods. Samlex management believes this is a cost effective way of storing the inventory until distribution to its customers as professional logistics services are provided at a relatively low price. The cost of maintaining such a warehousing contract with Holman Distribution Center is approximately CDN$1,000 per month.

Containers arrive from Asia three to ten times a month. Once a container clears customs at the dock, it is shipped to the warehouse. At the warehouse, pallets are unloaded from the containers and the warehouse staff performs an inventory count to ensure that there is no discrepancy between the ordered and shipped quantities. The pallets are then moved into the space designated for Samlex and products are unloaded from the pallets.

A similar process occurs when the inventory leaves the warehouse. Samlex sends an order to the warehouse where it is picked and packed and made ready for shipment. Products will arrive at the customers’ doors directly from the warehouse. Samlex has a tight inventory control system in place to monitor the logistics of product flow and also as a way to prepare for future orders. A Just-In-Time system is used to forecast sales in advance for up to 6 months. Samlex normally maintains an inventory level of CDN$900,000, (approximately a 90-day supply) with exceptions at certain times of the year when seasonal demands occur.

Manufacturing

Almost all of Samlex’s manufacturing is outsourced to Asian suppliers in Hong Kong, Taiwan and mainland China. Earl Berg handles the communications with these suppliers and continues to build the existing relationship. From time to time on a seasonal basis, Samlex will use the small manufacturing facility in its Coquitlam warehouse to fill extra orders.

Typically, product stocking levels and the moving sales averages are reviewed weekly by the Vice President of Sales. The review provides estimates of individual product requirements for the following 3 to 4 month period. Products that are identified as items that will require higher stocking levels are requisitioned by the sales department and submitted to engineering and accounting for review and approval.

Credit Facility

Samlex has a credit facility of up to CDN$1,500,000 with a Canadian Bank. The demand loan represents a bank operating loan, which can be drawn to a maximum of CDN$750,000, bears interest at the Canadian prime lending rate, plus 0.50% per annum. The loan is secured by a general security agreement over all present and after acquired personal property of Samlex. In July, 2005, this amount was increased to CDN$1,500,000.

Memorandum of Understanding with Samlex Europe B.V.

Quantex entered into a Memorandum of Understanding (“MOU”) with Samlex Europe B.V. (“Samlex Europe”), Marcel Van Veen/M.R.C. Holding B.V. (the “Shareholder”), Jacob Van Veen/Mati Holding B.V. (the “Lender”), dated November 24, 2005. Pursuant to the terms of the MOU, the Shareholder agreed to sell 51% of the outstanding shares of Samlex Europe to Quantex or one of its subsidiaries, subject to, among other things, the following conditions:

1.	Quantex agree to loan to Samlex Europe €806,000 for payment of the Shareholder’s outstanding loans to Samlex Europe. The loan will be subject to interest at a rate of 5% and will be payable on demand.

2.

Payment by Quantex of the purchase price consisting of €300,000 payable to the Shareholder as follows: (i) €50,000 by July, 2006, which amount will be paid by Samlex Europe upon receipt of €50,000 from the sale of the Studer distributorship; (ii) €25,000 by January 1, 2007; (iii) €75,000 by January 1, 2008; (iv) €75,000 by January 1, 2009; and (v) €75,000 by January 1, 2010.

3.

Quantex agree to cause Samlex Europe to enter into a management agreement with the Lender for €7,000 per month plus reasonable benefits effective on the closing date of the transaction and for a term mutually agreed on by the parties.

4.

Quantex agree to cause Samlex Europe to enter into a management agreement with the Shareholder for €7,000 per month plus reasonable benefits effective on the closing date of the transaction and for a term mutually agreed on by the parties. The monthly compensation is subject to further negotiation however, it cannot be higher than 10% of the prior year unless otherwise agreed upon by the parties.

5.

Quantex agree to cause Samlex Europe to pay a management fee to Quantex equal to the Shareholder’s annual compensation payable annually, subject to Quantex agreeing to forfeit its right to the fee for 2006 and the financial condition of the Samlex Europe in 2007.

6.	Quantex agree that any annual distribution of profits of Samlex Europe to its shareholders will be in proportion to their shareholdings.

7.	Following the acquisition, Samlex Europe enter into a formal lease agreement for its current premises with the Lender for a period of 36 months from the closing date.

8.	The Lender agree to cause a company owned by the Lender to grant Samlex Europe a right of first refusal to purchase the premises owned by the Lender.

9.	The parties enter into a shareholders agreement addressing future sales of the Samlex Europe shares.

10.

Samlex Europe pay the expenses of a life insurance policy for the Shareholder and appointing the Shareholder as President of Samlex Europe, with the Shareholder and a representative of Quantex sitting on advisory board assembled by Quantex.

11.	Samlex Europe provide audited financial statements for the years ended 2004 and 2005.

12.

The consummation of a definitive agreement between the parties, unless mutually extended, subject to further financing and banking arrangements and the satisfactory completion of due diligence of both parties.

Quantex intends to complete the acquisition of Samlex Europe in its second quarter subject to the entry into a definitive agreement between the parties.

About Samlex Europe B.V.

Samlex Europe B.V., a private company incorporated under the laws of the Netherlands, is an importer and distributor of power supplies with a 14 year history in the power supply equipment industry. The company commenced operation at approximately the same time as Samlex.

Currently, Samlex Europe sales are composed primarily of the following:

+/- 37% - Scanners
+/- 16% - DC/DC Converters
+/- 12% - Inverters

Even though Samlex Europe functions in a different market and has a different product mix compared to Samlex, its operations are similar to those of Samlex in that it is an importer and distributor of power supplies. Samlex has stronger ties to lower cost supply; however, Samlex Europe has strong manufacturing partners, some of whom are located in Europe. Further, Samlex Europe’s customers are diversified by number and industry.

INDUSTRY BACKGROUND

The market and industry data set forth in this section are based on industry publications and publicly available information. Sources for this data include the following: “Power Electronics” Stephens Inc. (Investment Report), September 2000, “Electronic Manufacturing Services: Contract Manufacturing” Dain Rauscher Wessels (Investment Report), May 19, 2000, and “Merchant Markets and Applications for AC/DC Switching Power Supplies, DC/DC Converters, and Telecom Rectifiers: North America, 9th Edition; Europe, 3rd Edition”, Venture Development Corporation, May, 2004. While management believes this information to be reliable, it has not independently verified it.

Market and Competitive Conditions

The power supply industry is a large market worldwide. In the US market alone, it is estimated that sales will reach $8.0 billion in 2004. Many sources confirm that the communications industry will consume the most power supply products by 2004 as an industry. In recent years, the power supply industry has experienced a trend of mergers and acquisitions and the industry is consolidating rapidly.

Another trend in the industry is the outsourcing of original equipment manufacturer (“OEM”) customers. Contract manufacturing has grown rapidly in recent years as OEM’s realize the strategic and financial benefits of outsourcing manufacturing of their power supply needs. As one of the reports indicates, the 25% to 30% projected growth rate for electronic manufacturing services (“EMS”) is sustainable until 2005 as OEM’s increasingly view outsourcing as a strategic tool.

As the industry moves towards consolidation and OEM contracting, competition becomes fiercer than ever before. The Venture Development Corporation (“VDC”) conducted a study on the merchant markets for AC/DC switching power supplies and DC/DC converters. The study found that price is the single most influential factor for OEM’s to choose their ventures. Leaving price aside, the selection criteria for vendors are (in order of importance):

  Delivery Schedules
  Lead Times
  Technical Support
  Certifications
  Service
  Vendor Reputation
  Financial Stability
  Manufacturing Capacity
  Size of Vendor
  Geographic Locale

The power supply industry is dominated by large global corporations who serve the mass market worldwide. Samlex, on the other hand, has found niche markets to build its customer base and reputation. Samlex realizes that competing directly with these large corporations will not yield any favorable outcome. It has since been competing with smaller privately owned companies in specialty niche markets. Currently, Samlex management has identified three direct competitors: Astron Corporation, Dura Comm Corporation and Innovative Circuit Technology Ltd.

Astron Corporation (“Astron”) is a family run electronics power supply manufacturer and distributor based in Irvine, California. Astron has been in business for more than 30 years with manufacturing plants in California and Mexico. Management at Samlex estimates Astron’s annual revenue to be approximately USD$10 million. Dura Comm Corporation (“Dura Comm”) is based in North Kansas City, Missouri and is also a distributor for Mean Well Enterprises. Similar to Samlex, Dura Comm does not manufacture its products but simply distributes products manufactured by its suppliers. Samlex management estimates Dura Comm’s annual revenue to be in the range of USD$3 to $5 million. Innovative Circuit Technology Ltd. (“ICT”) is a direct competitor of Samlex based in Langley, British Columbia. ICT manufactures and distributes products similar to those of Samlex. Their annual sales revenue is estimated to be CDN$3 to 4 million.

Consulting and Shares for Debt Agreements

Quantex entered into consulting agreement dated December 10, 2004 with Maxxcapp Corporation (“Maxxcapp”), a Canadian TSX Venture Exchange listed company, whereby Maxxcapp provided consulting services to Quantex in respect of its reorganization. In consideration of the services provided to Quantex, Quantex agreed paid Maxxcapp a fee of $120,000. Quantex and Maxxcapp subsequently agreed to settle the outstanding fee payable by the issuance of 12,000,000 Common Shares of Quantex to Maxxcapp pursuant to a shares for debt agreement dated March 30, 2005. As a result of the debt settlement Maxxcapp acquired a 62.7% stockholding interest in Quantex.

Fiscal Advisory Agreement

Quantex Canada entered into a fiscal advisory agreement dated November 26, 2004 with GEC, whereby Quantex agreed to pay GEC a fee of 3% of the gross proceeds of a short term debt financing. The financing provided was used for the acquisition of Samlex and working capital (see “Loan Agreements” below)

Loan Agreements

Pursuant to a loan agreement dated November 30, 2004 (the “0709355 Loan Agreement”), McCallum Road Limited Partnership (“McCallum”) loaned to Quantex Canada (formerly 0709355 B.C. Ltd.) CDN$1,250,000. The initial advance of CDN$1,250,000 was used for the purchase of Samlex and to provide working capital for Quantex Canada. Under the terms of the Quantex Canada Loan Agreement the outstanding amount of the loan from McCallum bears simple interest at a rate of 2.5% per month and is payable in full plus any accrued and unpaid interest nine months from the date that the funds are advanced or such other date within nine months from the date that the funds are advanced as may be agreed to by the parties. As security for the loan, Quantex Canada entered into a general security agreement, granting McCallum a security interest over the assets of Quantex Canada.

On December 31, 2004, Quantex entered into a loan agreement with McCallum and Quantex Canada whereby McCallum loaned Quantex CDN$413,653 (the “Quantex Loan Agreement”). Under the terms of the Quantex Loan Agreement the outstanding amount of the loan from McCallum bears simple interest at a rate of 2.5% per month and is payable in full plus any accrued and unpaid interest nine months from the date that the funds are advanced or such other date within nine months from the date that the funds are advanced as may be agreed to by the parties. As security for the loan, Quantex entered into a general security agreement, granting McCallum a security interest over the assets of Quantex.

Funds for the Quantex Canada Loan Agreement and the Quantex Loan agreement were raised through an offering of units (the “McCallum Offering”), with each unit consisting of a debenture with the principal amount of CDN$990 issued by 706442 B.C. Ltd. and a unit in McCallum issued at a value of CDN$10. 706442 B.C. Ltd. is owned 51% by Maxxcapp. The amounts borrowed are in the form of promissory notes and are repayable at various times on or before December 31, 2005 and bear interest at 1% per month. As of September 30, 2005, interest of $13,713 was accrued. For each $1,000 of the Offering that is purchased, the investor receives a debenture in the principal amount of $990 issued by 706442 B.C. Ltd. and a limited partnership unit worth $10. Some of the investors of the Offering have exchanged their debentures for common shares and share purchase warrants of Quantex. For each $0.30 invested in Quantex, the investors received one common share and one share purchase warrant that can be exercised for $0.40 during the first year and $0.50 during the second year. As of September 30, 2005, we exchanged $732,466 (CDN$893,970) of debentures and $7,325 (CDN$9,030) of units of McCallum Road Limited Partnership.

Pursuant to the Quantex Loan Agreement, Quantex Canada agreed to pay all the fees and expenses associated with the financings provided to Quantex funded by the McCallum Offering. Fees payable pursuant to the McCallum Offering included: (i) a fee of 3% of the gross proceeds of the McCallum Offering payable to GEC; (ii) a fee equal to 2% of the debentures sold payable to Maxxcapp; and (iii) a financing fee equal to 1.5% of the gross proceeds of the McCallum Offering payable to the general partner of McCallum.

GEC is a wholly owned subsidiary of Graydon Elliott Capital Partners Ltd. which owns approximately 11% of the issued and outstanding shares of Maxxcapp.

Agreement with Holman Distribution

Holman Distribution Center provides Samlex with warehousing storage and handling facilities in Kent, Washington pursuant to an agreement dated September 24, 2002. Fees are based on the number of pallets stored and containers unloaded as further set out in the storage contract.

Distribution Agreements

Samlex has entered into the following material distribution agreements:

Distribution Agreement with Mean Well USA, Inc.

Samlex has a verbal agreement with Mean Well USA, Inc. (“MWU”) pursuant to which Samlex agreed to distribute MWU’s switch mode power supplies in Canada. Samlex agreed to purchase MWU’s products under standard terms established by MWU and to use its best efforts to promote the products of MWU and maintain the stock of MWU product inventory sold. MWU agreed to provide technical assistance and service support along with a 24 month manufacturer’s warranty.

Distribution Agreement with Samlex Electric Company Limited

On December 1, 2000 Samlex entered into an Exclusive Distributorship Agreement with Samlex Electric Company Limited (“Samlex Electric”) pursuant to which Samlex agreed to distribute in Canada, US and Mexico (the “Designated Territories”) various power supply products, service parts and accessories manufactured by Samlex Electric. Pursuant to the terms of the distribution agreement Samlex agreed to promote the sale of Samlex Electric’s products within the Designated Territories, maintain a place of business in the Designated Territories to showcase Samlex Electric’s products, hire personnel to promote the products, and purchase Samlex Electric’s products at such prices provided by Samlex Electric. The agreement specifically excludes exclusive rights to sell DC-AC inverters within the United States. Under the terms of the distribution agreement Samlex Electric agreed to indemnify Samlex from any product defects and agreed to make adjustments in the original sales price of the product in the event of a product defect. The term of the agreement is ten years with the expiration date being November 1, 2010. Samlex Electric may terminate the agreement at any time on 12 months notice to Samlex.

Distribution Agreement with Astrodyne Corporation

Samlex entered into a Distribution Agreement dated March 20, 2004 with Astrodyne Corporation (“Astrodyne”) pursuant to which Samlex agreed to act as the exclusive distributor in Canada of the circuit boards and assemblies manufactured by Astrodyne Under the terms of the distribution agreement, Samlex agreed to purchase Astrodyne’s products under standard terms established by Astrodyne and to use its best efforts to promote the products of Astrodyne and maintain the stock of Astrodyne product inventory sold. Astrodyne agreed to provide technical assistance and service support along with a manufacturer’s warranty contained in the packaged product. Samlex agreed to make all product payments within 30 days of invoice subject to payment of 1% on any outstanding amounts. The agreement is for a term of one year which is automatically renewable unless cancelled by either party.

Sponsorship Agreements

We entered into sponsorship agreement with Mike Shank Racing (“MSR”) dated October 9, 2005 pursuant to which we agreed to provide $350,000 to MSR in consideration for providing Quantex with advertising space to include its logo on the MSR race car appearing in NASCAR’s Grand American Racing Racing Series. The term of the agreement is one year.

GOVERNMENT REGULATION

The electric utility and power transmission industries are subject to various regulations. Such regulations range from safety and environmental to financial reporting and trade regulation. We believe that, as we intend to market and install devices designed to increase the energy efficiency of the industries involved, we will not be subject to any burdensome legislation. However, we cannot predict what future regulatory actions may be taken in this regard. In the event that we market any of our products or services for the specific purpose of improving the health and/or safety aspects of electric power transmission or related industries, we believe that our products and services could become subject to applicable health and safety regulations, as well as fair trade and other regulations regarding our claims and performance.

Employees

We have one employee as of the date of this prospectus. Samlex’s head office and small warehouse located in Coquitlam, British Columbia, Canada, are run by nine full-time employees under the leadership of Jonathon Dugdale and Earl Berg. The office also hires four part-time employees mainly to operate the warehouse on an as needed basis.

Research and Development Expenditures

Other than pursuant to our royalty agreement with Jim Hargrove dated February 28, 2005, pursuant to which we pay a royalty of 1% on all purchases of Model SDC-15 and SDC-23 DC converters in consideration of research and development of the converters by Mr. Hargrove, we have not incurred any research or development expenses.

Patents and Trademarks

We do not own, either legally or beneficially, any patents. We own the trademark rights to the Samlex™ name and logo in North America.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation and Cash Requirements

Our plan of operation for Quantex is to develop our business by searching out new acquisition opportunities while we continue to provide management support for Samlex. As a distribution company, Samlex intends to focus its business development objectives on continuously expanding its distribution network and customer base. We intend to grow our business over the next twelve months through both internal and external expansion. Our objectives over the next twelve months are to complete the following:

Objective	Estimated Cost
· Develop new markets and products for those markets	$100,000
· Negotiate new master distributor arrangement with new supplier(s); setup new corporate structure to sell and distribute these new products	$400,000
· Complete the acquisition of Samlex Europe	$1,500,000
· Develop a research and development division to expand product line	$750,000
· Identify and acquire another power conversion business	$1,500,000
· Create a Joint Venture arrangement that will setup manufacturing facilities in Asia	$2,000,000

In addition to the costs outlined above, we anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures Over The Next Twelve Months
Professional Fees(2)	$100,000(1)
Selling, General & Administrative Expenses	$1,570,000
Financing & Acquisition Expenses (3)	$145,000
TOTAL	$1,815,000
Notes
(1)	Including the estimated costs of this offering.
(2)	Includes legal and accounting expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act.
(3)	Includes travel expenses and professional and legal fees relating to the negotiation of international distribution and marketing agreements for our products.

We estimate that our gross profit from sales during the current year, not including any potential acquisitions, are expected to be approximately $1,850,000. However, we will require additional financing to meet our planned expansion milestones and objectives as listed above. We are also in the process of arranging for a $1,100,000 loan to finance continuing operations. We expect to complete the loan arrangements within the next twelve months. See “Financing Requirements” below.

Results Of Operations For the Period Ended September 30, 2005

The following tables set forth the summary consolidated financial information for Quantex. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

Quantex Capital Corporation - Pro Forma Consolidated Balance Sheets as at December 31, 2004 and September 30, 2005, and Pro Forma Consolidated Statements of Operations for the year ended December 31, 2004, compared to for the nine months ended September 30, 2005.

	As At December 31, 2004 Pro Forma Consolidated (Unaudited)	As At September 30, 2005 Pro Forma Consolidated (Unaudited)
Balance Sheets:
Current Assets
Cash	$31,871	$120,094
Accounts receivable	$606,385	$750,690
Inventories	$674,668	$901,548
Prepaid expenses, deposits and short-term investment	$22,287	$52,706
Total Current Assets	$1,335,211	$1,825,038
Property, plant, equipment and Goodwill	$1,483,457	$1,481,645
Total Assets	$2,818,668	$3,306,683
Liabilities and Shareholders’ Deficiency
Demand bank loan	$191,075	$559,044
Accounts payable and accrued liabilities	$373,008	$435,620
Other payables	$63,085	$93,605
Promissory notes	$1,421,915	$1,286,701
Due to stockholders	$36,134	$102,765
Current portion of long-term debt	$332,335	$145,397
Total Current Liabilities	$2,417,552	$2,623,132
Long-term debt	$913,930	$768,528
Minority interest	$205,203	$ 261,389
Total Liabilities	$3,536,685	$3,653,049
Total Shareholders’ Deficiency	$(718,017)	$(346,366)
Total Liabilities and Shareholders’ Deficiency	$2,818,668	$3,306,683

	Year Ended December 31, 2004 Pro Forma Consolidated (Unaudited)	Nine Months Ended September 30, 2005 Pro Forma Consolidated (Unaudited)
Sales	$4,172,934	$3,580,165
Cost of Sales	$2,830,091	$2,330,152
Gross Profit	$1,342,843	$1,250,013
Operating Expenses	$905,466	$983,771

Income from Operations	$437,377	$266,242
Other expenses	$615,001	$786,784
Net (Loss) for the Period	$(177,624)	$(520,542)
Net (Loss) Per Common Share	$(0.01)	$(0.03)

Revenues. We had revenues of $3,580,165 from operations during the nine month period ended September 30, 2005 compared to revenues of $4,172,934 during the year ended December 31, 2004, which, on a nine month prorata basis, equals $3,129,701. Using the nine month prorated amount, revenues increased $450,464 or 14.4% from one period to the next. Revenues increased as a result of the successful launch of new products into new sectors by Samlex as well as increased sales into our existing client base.

Cost of Sale and Gross Profit. We had cost of sales of $2,330,152 from operations during the nine month period ended September 30, 2005 compared to cost of sales of $2,830,091 during the year ended December 31, 2004, which, on a nine month prorata basis, equals $2,122,568. Using the nine month prorated amount, cost of sales increased $207,584 or 9.8% from one period to the next. This increase is less than the increase in revenues due to the product mix, including the introduction of new products as mentioned above. Therefore, the higher margined products that were sold during the year resulted in gross profit increasing from 32.2% for the year ended December 31, 2004 to 34.9% for the nine month period ended September 30, 2005.

Operating Expenses. Operating expenses during the nine month period ended September 30, 2005 increased to $983,771 compared to $905,466 during the year ended December 31, 2004, which, on a nine month prorata basis, equals $679,100. Comparing the results for the nine month period ended September 30, 2005 with the results for the year ended December 31, 2004 prorated to nine months, produces an increase of $304,671, or 44.9% . This increase is due to the increased activity in Quantex caused by the management of the newly acquired subsidiary and our efforts to look for additional acquisitions.

Other Expenses. We incurred other expenses during the periods that related to the acquisition and financing of the subsidiaries. For the nine month period ended September 30, 2005, these expenses totaled $786,784. For the year ended December 31, 2004, Other expenses equaled $615,001 or $461,250 for a nine month prorated basis. Comparing the two nine month figures, Other Expenses increase by $325,534 or 70.6%. The large increase occurred because of the additional payments made to Earl Berg that were due subsequent to the closing of the acquisition of Samlex. The additional payments were financed with short term, high interest debt and the borrowing requirements also required Quantex to incur additional professional fees in the form of legal and auditing fees.

Net Loss. We had a net loss of $520,542 for the nine month period ended September 30, 2005 which was due to the high amount of Other Expenses incurred, as outlined above, compared to net loss of $177,624 for the year ended December 31, 2004 (nine month prorated amount equals a net loss of $133,218). The net loss has increased by $387,324 (290.7%) when comparing the two nine month amounts.

Total Assets. The financial strength of Quantex continues to improve as our acquired subsidiary shows increasing sales and bottom line profit. The strong performance and demand for its products has lead to increases in all current asset accounts, especially in inventory buildup. Total assets increased by $488,015, an increase of 17.3% from December 31, 2004 to September 30, 2005. Inventories were the largest increase, with an increase of $226,880 followed by an increase in accounts receivable of $144,305.

Liabilities. Our total liabilities remained fairly constant between December 31, 2004 and September 30, 2005, with only a modest increase from $3,536,685 to $3,653,049, an increase of $116,364 or 3.3%. Included in these amounts is an increase in our usage of our line of credit of $367,969, from $191,075 at December 31, 2004 to $559,044 at September 30, 2005. This increase was caused by the build up of inventory and accounts receivable referred to above and payments to Earl Berg as part of the purchase price for Samlex. However, offsetting this increase was a repayment of promissory notes of $135,214 during that period and a decrease in the debt owing to the former shareholder of $332,340. Accounts payable of $373,008 at December 31, 2004 rose only slightly by $62,612 to $435,620 at September 30, 2005 as Quantex continued to meet its obligations on time.

Equity. During the period from December 31, 2004 to September 30, 2005, Quantex issued 14,718,368 shares for a total value of $920,805. Most of this amount ($800,805; 2,718,368 shares) arose from exchanging short term debt for units consisting of one $0.30 common share and one warrant, exercisable in the first 12 months for $0.40 and $0.50 in the second year. The remaining 12,000,000 shares were issued to Maxxcapp Corporation, a company that now controls Quantex, as settlement for outstanding debt. Maxxcapp was responsible for arranging the purchase of Samlex by us.

Quantex Capital Corporation - Year Ended March 31, 2004 Compared to nine months ended December 31, 2004

	As At March 31, 2004 (Audited)	As At December 31, 2004 (Audited)
Total Assets	$0	$529
Demand bank loan	$14	$0
Accounts payable	$98,332	$164,578
Other payables	$0	$37,006
Promissory Notes	$0	$310,876
Due to Stockholders	$37,779	$36,134
Total Liabilities	$136,125	$511,588
Total Shareholders’ Deficiency	$(136,125)	$(511,059)
Total Liabilities and Shareholders’ Deficiency	$0	$529

	Year Ended March 31, 2004 (Audited)	Nine Months Ended December 31, 2004 (Audited)
Sales	$0	$0
Cost of Sales	$0	$0
Gross Profit	$0	$0
Selling & Administrative Expenses	$53,240	$144,934
(Loss) before Other Expenses	$(53,240)	$(144,934)
Other Expenses	$0	$250,000
Net (Loss) for the Period	$(53,240)	$(394,934)
Net (Loss) Per Common Share	$(0.00)	$(0.02)

Revenues and Cost of Sales. We had no Revenues or Cost of Sales during these two year ends. Prior to the acquisition of Samlex, Quantex was essentially inactive.

Selling and Administrative Expenses. Selling and administrative expenses during the nine month period ended December 31, 2004 increased to $144,934 compared to $53,240 during the year ended March 31, 2004, which, on a nine month prorata basis, equals $39,930. Comparing the results for the nine month period ended December 31, 2004 with the results for the year ended March 31, 2004 prorated to nine months, produces an increase of $105,004, or 263.0% . The increase in expenses in the later period is a result of our efforts to update Quantex’s records, look for new acquisition opportunities and costs of borrowing money to achieve these goals.

Other Expenses. We incurred other expenses during the periods that related to the search for the acquisition of a new business opportunity. Quantex hired an outside party to find and negotiate the purchase of a business that could be obtained by Quantex. For the nine month period ended December 31, 2004, these expenses totaled $250,000. For the year ended March 31, 2004, no other expenses were incurred.

Net Loss. We had a net loss of $394,934 for the nine month period ended December 31, 2004 which was due to the higher amount of activity in the business again, as outlined above, compared to net loss of $53,240 for the year ended March 31, 2004 (nine month prorated amount equals a loss of $39,930). The net loss has increased by $355,004 (889.1%) when comparing the two nine month amounts.

Total Assets. Total Assets remained essentially at zero for both periods. An increase from zero to $529 was shown from March 31, 2004 to December 31, 2004.

Liabilities. Our liabilities increased substantially between March 31, 2004 and December 31, 2004, with an increase from $136,125 to $511,588, an increase of $375,463 or 275.8% . The main cause for the increase was the debt that Quantex incurred through promissory notes in order to fund its operations. This debt increase from nil to $310,876 at December 31, 2004. Accounts payable also increased from $98,332 at March 31, 2004 to $164,578 at December 31, 2004, a change of $66,246.

Equity. During the period from March 31, 2004 to December 31, 2004, Quantex issued 11,050,000 shares for a total value of $41,000 in settlement of outstanding debt. No other shares were issued during this period.

Samlex America Inc - Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

	As At December 31, 2003 (Audited)	As At December 31, 2004 (Audited)
Total Assets	$1,579,044	$1,447,151
Demand bank loan	$412,650	$191,075
Accounts payable	$116,417	$124,265
Due to Stockholders	$75,588	$0
Long-term debt	$454,073	$377,525
Total Liabilities	$1,058,728	$729,871
Total Stockholders’ Equity	$520,316	$717,280
Total Liability and Stockholders’ Equity	$1,579,044	$1,447,151

	Year Ended December 31, 2003 (Audited)	Year Ended December 31, 2004 (Audited)
Sales	$3,582,781	$4,156,382
Cost of Sales	$2,531,671	$2,830,091
Gross Profit	$1,051,110	$1,326,291
Selling & Administrative Expenses	$796,228	$880,645
Income from Operations	$254,882	$445,646
Other Expenses	$0	$223,588
Income before income taxes	$254,882	$222,058
Income taxes	$15,934	$31,305
Net Income for the Period	$238,948	$190,753

Revenues. We had revenues of $4,156,382 from operations during the nine month period ended December 31, 2004 compared to revenues of $3,582,781 during the year ended December 31, 2003. The increase in revenues of $573,601 or 16.0% is a result of the successful launch of new products into new sectors by Samlex. Revenues increased as a result of the successful launch of new products into new sectors by Samlex as well as increased sales into our existing client base.

Cost of Sale and Gross Profit. We had Cost of Sales of $2,830,091 from operations during the year ended December 31, 2004 compared to Cost of Sales of $2,531,671 during the year ended December 31, 2004, resulting in an increase of $298,420 or 11.8% from one period to the next. This increase is less than the increase in revenues due to the product mix, including the introduction of new products as mentioned above. Therefore, the higher margined products that were sold during the year resulted in Gross Profit increasing from 29.3% for the year ended December 31, 2003 to 31.9% for the year ended December 31, 2004.

Selling and Administrative Expenses. Selling and administrative expenses during the year ended December 31, 2004 increased to $880,645 compared to $796,228 during the year ended December 31, 2003, which produces an increase of $84,417 or 10.6% . This increase is partially due to the increased sales activity, but also due to the increase in the

Canadian dollar when compared to the US dollar. While most of the revenue and all of the cost of sales are incurred in US, the Selling and Administrative Expenses are almost all incurred in Canadian dollars, making them susceptible to foreign currency changes.

Other Expenses. Samlex incurred a management fee to our parent company during the year ended December 31, 2004 after the acquisition. No corresponding fee was incurred by Samlex in the previous year.

Net Income. We had a net income of $190,753 for the year ended December 31, 2004 which was down by $48,195 (20.2%) when compared to net income of $238,948 for the year ended December 31, 2003. The decrease was due to the management fee paid out in fiscal 2004. Without this fee, income in 2004 would have been much higher than the previous year, reflect the stronger financial results for Samlex during fiscal 2004.

Total Assets. Cash decreased significantly at December 31, 2004 when compared to the previous year due a buildup of inventory and accounts receivable. This is a normal occurrence in the business as inventory for large orders is received and these orders are sold. This has also left current assets to be virtually unchanged between the two years. Fixed assets, however, decreased at the end of fiscal 2004 as a result of the land and buildings were sold to the former shareholder as part of the acquisition of the business by Quantex. In summary, Total Assets decreased by $131,893, a decrease of 8.4% from December 31, 2003 ($1,579,044) to December 31, 2004 ($1,447,151).

Liabilities. Our total liabilities decreased from $1,058,728 at December 31, 2003 to $729,871 at December 31, 2004, a decrease of $328,857 or 31.1% . Included in these amounts are decreases in both Promissory Notes ($76,548 – 2003) and Due to Stockholders ($75,588 – 2003) to zero. The other item that contributed to the decrease in liabilities was the change in the balance of the bank line of credit, which decrease from $412,650 at December 31, 2003 to $191,075 at December 31, 2004. The decrease was a result of the improved financial position of Quantex due to successive years of profits. Accounts payable of $116,417 at December 31, 2003 rose only slightly by $7,848 to $124,265 at December 31, 2004 as Quantex continued to meet its obligations on time.

Equity. No change in the common shares or preferred shares occurred between December 31, 2003 and December 31, 2004.

Financing Requirements

As of September 30, 2005, we had assets of $3,306,683 and a working capital deficit of $798,094, comprising of demand bank loan $559,044, account payable and accrued liabilities of $435,620, other payables of $93,605, amounts due to stockholders of $102,765, promissory notes payable of $1,286,701, current portion of long-term debt $145,397 and accumulated net losses of $1,396,739 since inception. We anticipate expending $8,065,000, including offering expenses of $100,000 for this offering, on our plan of operation over the next twelve months. We presently do not have sufficient cash to meet our estimated expenses over the next twelve months. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish successful operations. We anticipate covering our costs by operating revenues and additional equity financing. If we are unable to complete our financing requirements or achieve revenue as projected, we will be required to modify our expenditures and plan of operation and may not be able to continue as a going concern. We are also in the process of arranging for a $1,100,000 loan to finance continuing operations. We expect to complete the loan arrangements within the next twelve months.

We will require additional financing to replace notes and loans as they become due. We may not be able to obtain additional working capital on acceptable terms, or at all. Accordingly, there is some doubt about our ability to continue as a going concern.

We anticipate that any additional financing would be through the sales of our common or preferred stock or placement of convertible debt. We are presently in the process of negotiating private placements of our securities to raise working capital to finance our operations. However, we do not have any arrangements in place for the sale of any of our securities and there is no assurance that we will be able to raise the additional capital that we require to continue operations. In the event that we are unable to raise additional financing on acceptable terms, then we may have to cease operating and seek relief under appropriate statutes.

We anticipate that we will continue to achieve profitability on an operational basis, but incur losses on a consolidated basis until such time as we are able to repay our current debt by raising sufficient cash from selling our common and preferred stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own or lease any real property. We rent approximately 668 square feet of office space located at Suite 205-4840 Delta St., Delta, BC, Canada V4K 2T6 at a cost of $1,101 per month. This rental is on a month-to-month basis with no formal agreements. Our month-to-month rental arrangements will allow us flexibility in moving if we employ more personnel, however, we believe these facilities are adequate in size to handle all of our current operations for the foreseeable future.

Samlex outsources its major warehouse operation to Holman Distribution Center (“Holman”) in Kent, Washington, USA. The Holman warehouse charges Samlex reasonable rates on storage, handling, shipping and receiving and basic insurance on the pallets of products. The cost of maintaining such a warehousing contract with Holman Distribution Center is approximately CDN$1000 per month.

Our material property commitments include our warehouse and distribution centers in Kent, Washington, and our lease commitments in Coquitlam, British Columbia, as described in the table below.

Location	Term	Square Feet	Monthly Commitment
Kent, Washington	Indefinite	N/A	CDN$1,000
Coquitlam, BC, Canada	Lease Expires November 30, 2009	5,014	CDN$3,342
Delta, BC, Canada	Month to Month	668	CDN$1,101

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters; and
  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

Samlex entered into a consulting agreement dated December 1, 2004, with Berg Management Ltd. a company controlled by Earl Berg, a former shareholder of Samlex. Under the terms of the Agreement Berg Management Ltd. agreed to perform the duties of the General Manager of Samlex; assist the advisory board and board of directors of Samlex with strategic planning and maintain relationship with key suppliers and customers in consideration of which Samlex will pay a bi-monthly fee of CDN$3,750. The agreement may be terminated on 180 days written notice by either party.

Quantex issued 488,119 Warrants pursuant to Regulation S of the Securities Act to Graydon Elliott Capital Corporation (“GEC”) for services provided in connection with the Offering. The shares acquirable on exercise of the Warrants issued to GEC are included in the total number of securities being registered. The Warrants were issued to GEC under the terms of our engagement letter with GEC dated March 1, 2005. Pursuant to the terms of the engagement letter, GEC agreed to act as our agent for the Offering in consideration of which we agreed to pay GEC a cash commission equal to 10% of the Offering proceeds and issue GEC 20% of the number of warrants issued in connection with the Offering.

We issued 1,818,181 restricted shares of our common stock to GEC in December, 2004 pursuant to the terms of our corporate advisory agreement with GEC dated December 10, 2004. Under the terms of the advisory agreement GEC agreed to provide certain advisory and consulting services to Quantex in connection with our reorganization and restructuring, in consideration of which we agreed to pay a fee of $250,000 and issue to GEC 10,000,000 (pre-split) shares of our common stock (the GEC Shares”). We agreed to register the resale of 909,090 of the GEC Shares, which are included in the total number of securities being registered GEC is a wholly owned subsidiary of Graydon Elliott Capital Partners Ltd. which owns approximately 11.0% of the issued and outstanding shares of Maxxcapp.

Quantex Canada entered into a fiscal advisory agreement dated November 26, 2004 with GEC, whereby Quantex agreed to pay GEC a fee of 3% of the gross proceeds of a short term debt financing. The financing provided was used for the acquisition of Samlex and working capital.

Quantex entered into consulting agreement dated December 10, 2004 with Maxxcapp Corporation (“Maxxcapp”), a Canadian TSX Venture Exchange listed company, whereby Maxxcapp provided consulting services to Quantex in respect of its reorganization. In consideration of the services provided to Quantex, Quantex agreed paid Maxxcapp a fee of $120,000. Quantex and Maxxcapp subsequently agreed to settle the outstanding fee payable by the issuance of 12,000,000 Common Shares of Quantex to Maxxcapp pursuant to a shares for debt agreement dated March 30, 2005. As a result of the debt settlement Maxxcapp acquired a 62.7% stockholding interest in Quantex.

Pursuant to a loan agreement dated November 30, 2004, McCallum loaned to Quantex Canada CDN$1,250,000. McCallum is controlled by Maxxcap. The initial advance of CDN$1,250,000 was used for the purchase of Samlex and to provide working capital for Quantex Canada. Under the terms of the Quantex Canada Loan Agreement, the outstanding amount of the loan from McCallum bears simple interest at a rate of 2.5% per month and is payable in full plus any accrued and unpaid interest nine months from the date that the funds are advanced or such other date within nine months from the date that the funds are advanced as may be agreed to by the parties. As security for the loan, Quantex Canada entered into a general security agreement, granting McCallum a security interest over the assets of Quantex Canada.

On December 31, 2004, Quantex entered into a loan agreement with McCallum and Quantex Canada whereby McCallum loaned Quantex CDN$413,653. Under the terms of the Quantex Loan Agreement the outstanding amount of the loan from McCallum bears simple interest at a rate of 2.5% per month and is payable in full plus any accrued and unpaid interest nine months from the date that the funds are advanced or such other date within nine months from the date that the funds are advanced as may be agreed to by the parties. As security for the loan, Quantex entered into a general security agreement, granting McCallum a security interest over the assets of Quantex.

Funds for the Quantex Canada Loan Agreement and the Quantex Loan agreement were raised through an offering of units (the “McCallum Offering”), with each unit consisting of a debenture with the principal amount of CDN$990 issued by 706442 B.C. Ltd. and a unit in McCallum issued at a value of CDN$10. 706442 B.C. Ltd. is owned 51% by Maxxcapp.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

Our shares are currently trading on the over-the-counter Pink Sheets under the symbol “QCPC.PK”. The high and the low bid prices for our shares for the last two fiscal years of actual trading, as quoted in the over-the-counter Pink Sheets, as applicable, were:

QUARTER	HIGH ($)	LOW ($)
1st Quarter 2004	$0.06	$0.083

QUARTER	HIGH ($)	LOW ($)
2nd Quarter 2004	$0.21	$0.083
3rd Quarter 2004	$0.16	$0.16
4th Quarter 2004	$0.19	$0.11
1st Quarter 2005	$0.13	$0.09
2nd Quarter 2005	$0.21	$0.11
3rd Quarter 2005	$0.20	$0.13
4th Quarter 2005	$0.17	$0.15

The trades reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. Although we intend to apply for trading of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)

contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

Holders of Our Common Stock

As of the date of this prospectus, we have one hundred and thirty five (135) registered stockholders.

Rule 144 Shares

1,718,504 of the shares of our common stock are currently available for resale under Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 191,406 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. None of the shares of our common stock are presently available to be sold by shareholders in compliance with Rule 144(k).

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have granted registration rights to the selling security holders and have agreed to pay for expenses of the offering. We are also paying the expenses of the offering because we seek to:

(i)	become a reporting company with the SEC under the Exchange Act; and
(ii)	enable our common stock to be traded on the OTC Bulletin Board.

We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board. We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

The following table sets forth certain summary information concerning the compensation paid or accrued for each of Quantex’s last three completed fiscal years to Quantex’s or its principal subsidiaries’ Chief Executive Officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at December 31, 2005, the end of Quantex's last completed fiscal year) (the “Named Executive Officers”):

Summary Compensation Table

			Annual Compensation			Long Term Compensation
Name	Title	Year	Salary ($)	Bonus ($)	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compen- sation
L. Evan Baergen(1)	CEO, President, Secretary and Treasurer	2005	66,667	Nil	Nil	100,000	Nil	Nil	Nil
		2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
		2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Ian Price	VP Sales, Samlex America	2005	203,497	Nil	Nil	Nil	Nil	Nil	Nil
		2004	92,824	Nil	Nil	Nil	Nil	Nil	Nil
		2003	87,653	Nil	Nil	Nil	Nil	Nil	Nil
Earl Berg	Founder & General Mgr, Samlex America	2005	Nil	Nil	$90,000(2)	Nil	Nil	Nil	Nil
		2004	109,665	Nil	Nil	Nil	Nil	Nil	Nil
		2003	301,805	Nil	Nil	Nil	Nil	Nil	Nil
Matt Reams(3)	Director and former CEO	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
		2004	$7,000	Nil	Nil	62,636	Nil	Nil	Nil
		2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Notes
(1)	Mr. Baergen was appointed as President, Secretary and Treasurer in January, 2005. No salary was paid to Mr. Baergen in 2005. The amounts in this table refer to accrued amounts only.
(2)	Mr. Berg received $90,000 in 2005 in consideration of certain consulting services performed by Berg Management Ltd., a private company beneficially owned by Mr. Berg.
(3)

Mr. Reams resigned as President in January, 2005. In 2004, Mr. Reams received an award of 62,636 restricted shares at a price of $0.11 CDN per share in consideration of certain consulting services provided to Quantex.

Stock Option Grants

We did not grant any stock options to our executive officers or directors during the year ended December 31, 2005.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements of Quantex Capital Corporation (formerly Beddis International, Ltd.) as of December 31, 2004, including:

(a)	Report of Independent Registered Public Accounting Firm;
(b)	Balance Sheet as at December 31, 2004;
(c)	Statement of Operations from May 27, 1998 (inception) to December 31, 2004;
(d)	Statement of Stockholders Deficiency from May 27, 1998 (inception) to December 31, 2004;
(e)	Statement of Cash Flows from May 27, 1998 (inception) through December 31, 2004; and
(f)	Notes to the Financial Statements.

Audited financial statements of Samlex America Inc. as of December 31, 2004, including:

(a)	Report of Independent Registered Public Accounting Firm;
(b)	Balance Sheet as at December 31, 2004;
(c)	Statements of Operations and Comprehensive Income for the years ended December 31, 2004 and 2003;
(d)	Statement of Changes in Stockholders’ Equity for the years ended December 31, 2004 and 2003;
(e)	Statements of Cash Flows for the years ended December 31, 2004 and 2003; and
(f)	Notes to the Financial Statements.

Audited financial statements of 0709355 B.C. Ltd. as of December 31, 2004, including:

(a)	Report of Independent Registered Public Accounting Firm;
(b)	Non-consolidated Balance Sheet as at December 31, 2004;
(c)	Non-consolidated Statement of Operations and Retained Earnings from November 24, 2004 (Inception) to December 31, 2004;
(d)	Non-consolidated Statement of Stockholders’ Equity from November 24, 2004 (Inception) to December 31, 2004;
(e)	Non-consolidated Statement of Cash Flows from November 24, 2004 (Inception) to December 31, 2004; and
(f)	Notes to the Non-consolidated Financial Statements.

Interim unaudited consolidated financial statements of Quantex Capital Corporation for the nine months period ended September 30, 2005, including:

(a)	Consolidated Balance Sheet as at September 30, 2005;
(b)	Consolidated Statement of Operations for the nine months ended September 30, 2005;
(c)	Consolidated Statement of Stockholders Deficiency for the nine months ended September 30, 2005;
(d)	Consolidated Statement of Cash Flows for the nine months ended September 30, 2005; and
(e)	Notes to Consolidated Financial Statements.

Proforma unaudited consolidated financial statements of Quantex Capital Corporation for the year ended December 31, 2004, including:

(a)	Proforma Consolidated Balance Sheet as at December 31, 2004;
(b)	Proforma Consolidated Statement of Income for the year ended December 31, 2004;
(c)	Proforma Consolidated Statement of Shareholders’ Equity for the year ended December 31, 2004; and
(d)	Proforma Consolidated Statement of Cash Flows for the year ended December 31, 2004.

Proforma unaudited consolidated financial statements of Quantex Capital Corporation for the nine months ended September 30, 2005, including:

(a)	Proforma Consolidated Statement of Income for the year ended December 31, 2004;
(b)	Proforma Consolidated Balance Sheet as at December 31, 2004;
(c)	Proforma Consolidated Statement of Shareholders Equity for the year ended December 31, 2004; and
(d)	Proforma Consolidated Statement of Cash Flows for the year ended December 31, 2004.

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)

DECEMBER 31, 2004

F1-1

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

Financial Statements
(Expressed in United States dollars)

December 31, 2004

F1-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Beddis International, Ltd.
(A Development Stage Company)

We have audited the accompanying balance sheets of Beddis International, Ltd. (A Development Stage Company) as at December 31, 2004, March 31, 2004, 2003 and 2002, the related statements of operations and cash flows for the nine months ended December 31, 2004, for each of the years ended March 31, 2004, 2003 and 2002, and from May 27,1998 (date of inception) to December 31, 2004, as well as the related statement of stockholders’ deficiency from May 27, 1998 to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, such financial statements present fairly, in all material respects, the financial position of Beddis International, Ltd. (A Development Stage Company) as at December 31, 2004, March 31, 2004, 2003 and 2002, and the results of its operations and its cash flows for the nine months ended December 31, 2004, for each of the years ended March 31, 2004, 2003 and 2002, and from May 27,1998 (date of inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern, unless the Company attains future profitable operations and/or obtains additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
April 25, 2005

F1-3

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

BALANCE SHEETS
(Expressed in United States dollars)

	December 31,	March 31,	March 31,	March 31,
	2004	2004	2003	2002

ASSETS
Current
Cash	$-	$-	$466	$816
Prepaid expense	529	-	-	-
Investments	-	-	-	434

	529	-	466	1,250

Website design and software	-	-	-	33,763

	$529	$-	$466	$35,013

LIABILITIES
Current
Bank overdraft	$-	$14	$-	$-
Accounts payable and accrued liabilities	164,578	98,332	115,895	94,386
Promissory notes payable	310,876	-	-	-
Due to stockholders	36,134	37,779	39,201	29,112

	511,588	136,125	155,096	123,498

STOCKHOLDERS’ DEFICIENCY
Share capital
Authorized:
80,000,000 common voting stock, par value
$0.0001
20,000,000 preferred stock, par value $0.0001
Issued and outstanding:
24,321,409 common shares at December 31, 2004
13,271,409 common shares at March 31, 2004
11,670,243 common shares at March 31, 2003
11,670,243 common shares at March 31, 2002	2,432	1,327	1,167	1,167
Additional paid in capital	187,689	147,794	97,209	97,209
Common stock allotted	-	21,000	-	-
Deficit accumulated during the development stage	(701,180)	(306,246)	(253,006)	(186,861)

	(511,059)	(136,125)	(154,630)	(88,485)

	$529	$-	$466	$35,013

The accompanying notes are an integral part of these financial statements.

F1-4

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
(Expressed in United States dollars)

					From
	Nine				May 27,1998
	Months				(Date of
	Ended				inception) to
	December 31,	Year Ended March 31,			December 31,
	2004	2004	2003	2002	2004

Expenses
Advertising	$-	$-	$-	$599	$599
Accounting and audit	46,146	4,000	9,848	17,634	89,923
Bank charges, interest and
exchange	38,212	3,109	1,032	169	44,070
Consulting	22,463	14,500	10,890	71,200	139,939
Directors’ fees	-	23,000	-	3,810	26,810
Finance fees	250,000	-	-	-	250,000
Office	830	914	1,378	2,166	10,979
Legal	12,462	-	129	-	30,040
Registration fees	-	-	-	-	778
Travel	24,821	-	530	10,761	85,445
Web hosting	-	-	2,500	5,730	8,230
Wages	-	7,717	6,144	-	13,861

	394,934	53,240	32,451	112,069	700,674

Loss on write off of	-	-	33,763	-	33,763
website
Gain on sale of securities	-	-	(69)	(20,050)	(33,257)

NET LOSS	$394,934	$53,240	$66,145	$92,019	$701,180

NET LOSS PER
COMMON SHARE - BASIC	$0.02	$0.00	$0.01	$0.01

WEIGHTED AVERAGE
COMMON SHARES
OUTSTANDING – BASIC	14,355,773	12,600,235	11,670,243	11,670,243

The accompanying notes are an integral part of these financial statements.

F1-5

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
(Expressed in United States dollars)

					From
					May 27,1998
	Nine				(Date of
	Months Ended				inception) to
	December 31,	Year Ended March 31,			December 31,
	2004	2004	2003	2002	2004

Cash provided by (used in):
Operating activities
Net loss	$(394,934)	$(53,240)	$(66,145)	$(92,019)	$(701,180)
Items not involving cash:
Gain on sale of securities	-	-	(69)	(20,050)	(33,257)
Loss on write off of
website	-	-	33,763	-	33,763
	(394,934)	(53,240)	(32,451)	(112,069)	(700,674)
Change in non-cash operating
working capital items:
Prepaid expense	(529)	-	-	-	(529)
Accounts payable and
accrued liabilities	107,246	27,672	21,509	92,313	298,698

	(288,217)	(25,568)	(10,942)	(19,756)	(402,505)

Investing activities
Acquisition of website design
and software	-	-	-	-	(33,763)
Sale of investments	-	-	503	19,616	33,257

	-	-	503	19,616	(506)

Financing activities
Promissory notes payable	310,876	-	-	-	310,876
Advances from (to)
stockholders	(1,645)	4,088	10,089	(2,623)	46,444
Common stock subscribed	(21,000)	21,000	-	-	-
Issuance of common stock	-	-	-	-	45,691

	288,231	25,088	10,089	(2,623)	403,011

Net increase (decrease) in cash	14	(480)	(350)	(2,763)	-

Cash (Overdraft), beginning of
period	(14)	466	816	3,579	-

Cash (Overdraft), end of period	$-	$(14)	$466	$816	$-

The accompanying notes are an integral part of these financial statements.

F1-6

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
(Expressed in United States dollars)

From
May 27,1998
	Nine				(Date of
	Months Ended				inception) to
	December 31,	Year Ended March 31,			December 31,
	2004	2004	2003	2002	2004

Supplemental disclosure of cash flow information

Cash paid during the period for:
Interest	$-	$-	$-	$-	$-
Income taxes	$-	$-	$-	$-	$-

Common stock issued for
debt settlement:	$41,000	$50,745	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F1-7

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY
From May 27,1998 (date of inception) to December 31, 2004
(Expressed in United States dollars)

					Deficit
					Accumulated
			Additional	Common	During the
	Common Stock		Paid in	Stock	Development
	Shares	Amount	Capital	Allotted	Stage	Total
Common stock issued	8,978,743	$898	$90,101	$-	$-	$90,999
Exchange of common
stock for investment	500,000	50	1,450	-	-	1,500
Net loss	-	-	-	-	(55,896)	(55,896)
Balance, March 31,
2000	9,478,743	948	91,551	-	(55,896)	36,603
Common stock issued	1,106,000	111	11,489	-	-	11,600
Termination of stock
exchange agreement	(300,000)	(30)	(870)	-	-	(900)
Issuance of common
stock and warrants for
the net liabilities of
LinksXpress.com. Inc.
and recapitalization	1,385,500	138	(4,961)	-	-	(4,823)
Net loss	-	-	-	-	(38,946)	(38,946)
Balance, March 31,
2001	11,670,243	1,167	97,209	-	(94,842)	3,534
Net loss	-	-	-	-	(92,019)	(92,019)
Balance, March 31,
2002	11,670,243	1,167	97,209	-	(186,861)	(88,485)
Net loss	-	-	-	-	(66,145)	(66,145)
Balance, March 31,
2003	11,670,243	1,167	97,209	-	(253,006)	(154,630)
Common stock issued
for debt settlement	1,601,166	160	50,585	-	-	50,745
Common stock allotted
for issue	-	-	-	21,000	-	21,000
Net loss	-	-	-	-	(53,240)	(53,240)
Balance, March 31,
2004	13,271,409	1,327	147,794	21,000	(306,246)	(136,125)
Common stock issued
for debt settlement	11,050,000	1,105	39,895	(21,000)	-	20,000
Net loss	-	-	-	-	(394,934)	(394,934)
Balance, December 31,
2004	24,321,409	$2,432	$187,689	$-	$(701,180)	$(511,059)

The accompanying notes are an integral part of these financial statements.

F1-8

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization

Beddis International, Ltd. (“Beddis”), a development stage company, was incorporated in the State of Delaware, USA on May 27, 1998. In 2001, Beddis International, Ltd. acquired LinksXpress.com, Inc.

Nature and Continuance of Operations

Beddis had developed a search engine for commercial retail sales through the internet. The website was designed to assist retail buyers in locating commercial sites to purchase products.

During 2003 this business activity was abandoned. Its website design and software costs were written off. Beddis then commenced and continues to explore for alternative business opportunities.

Basis of Presentation

The accompanying financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2004, Beddis had nominal assets and a working capital deficit of $511,059, comprising of account payable and accrued liabilities of $164,578 and promissory notes payable of $310,876, and accumulated net losses of $701,180 since inception. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Beddis be unable to continue as a going concern. Its continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish successful operations. Beddis anticipates covering its costs by operating revenues and additional equity financing. If Beddis is unable to complete its financing requirements or achieve revenue as projected, it will then modify its expenditures and plan of operations to coincide with the actual financing completed and actual operating revenues.

Beddis is not currently earning any revenues.

F1-9

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION (Cont’d)

a)	Cash

Cash consists of cash on deposit with a major Canadian chartered bank.

b)	Website development costs

Pursuant to Emerging Issues Task Force No. 00-2 - "Web Site Development Costs," ("EITF 00-2"), Beddis applies American Institute of Certified Public Accountants Statement of Position No. 98-1 to account for website development costs. In accordance with EITF 00-2, Beddis expensed all costs incurred during the preliminary project stage and capitalized all internal and external direct costs of materials and services consumed in developing the software, once the development has reached the application development stage. Application development stage costs were amortized over their estimated useful life. All costs incurred for upgrades, maintenance and enhancements, including the cost of web site content, that does not result in additional functionality, were expensed as incurred. In fiscal year ended 2003, the costs associated with the website were written off.

c)	Investments

Investments in public companies with restrictions of less than one year are classified as available-for- sale and are adjusted to their fair market value with unrealized gains and losses recorded as a component of accumulated other comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses. Declines in values that are judged to be other than temporary are reported in other income and expense.

d)	Impaired Asset Policy

Beddis periodically reviews its long-lived assets when applicable to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-lived Assets”. Beddis determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts. If impairment is deemed to exist, the assets will be written down to fair value.

e)	Income Taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

F1-10

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION (Cont’d)

f)	Intangible Assets

Beddis has adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”, which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life. Beddis currently does not have any goodwill or intangible assets.

g)	Net Income Per Share

Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings per Share”, requires dual presentation of basic earnings per share (“EPS”) and diluted EPS on the face of all income statements, for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities and potentially dilutive common shares.

h)	Comprehensive Income

Beddis has adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, Beddis would disclose this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. Beddis has not had any significant transactions that are required to be reported in other comprehensive income.

i)	Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet and revenues and expenses for the reporting period. Actual results in future periods could differ from those estimates made.

j)	Foreign Currency Translation

United States currency is considered the functional currency. Accordingly, Beddis translates its international monetary assets and liabilities to their U.S. dollar equivalents at year-end exchange rates and all income and expenses are translated at average exchange rates prevailing during the period. Non-monetary assets and liabilities are translated at the rates prevailing at the dates the assets were acquired or liabilities incurred. Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Loss.

Translation gains and losses that arise from exchange rate fluctuations in transactions denominated in a currency other than the local functional currency are recorded in the Statement of Income.

F1-11

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION (Cont’d)

k)	Financial Instruments

Transactions incurred by Beddis are primarily in United States currency and therefore it is not exposed to financial risk resulting from fluctuations in foreign exchange rates and the degree of volatility of these rates. Beddis does not use derivative instruments to reduce its exposure to rate changes.

Beddis’s financial instruments consist of cash, accounts payable and accrued liabilities, promissory notes payable and amounts due to stockholders. The carrying values of these financial instruments approximate their carrying value due to their liquidity or their short-term nature.

l)	Stock-based Compensation

Beddis adopted the fair value method of accounting for stock-based compensation recommended by Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-based Compensation”. Beddis does not have a stock option plan nor has it granted any stock options.

m)	Revenue Recognition

Beddis will recognize revenue in accordance with the criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition; specifically, when (a) services are provided, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined and (d) Beddis’s ability to collect is reasonably assured.

NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS

a)

In November 2004, the FASB issued Statement of Financial Accounting Standards 151 “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, “to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for Beddis beginning with its fiscal year ending 2006. Beddis has determined that the adoption of SFAS 151 does not have an impact on its results of operations or financial position.

b)

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”. This Statement amended APB Opinion 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a generally exception for exchanges of non-monetary assets and do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Beddis has determined that the adoption of SFAS 153 does not have an impact on its results of operations or financial position.

c)

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”.

F1-12

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS (Cont’d)

c)

The provisions of this Statement will be effective for Beddis beginning with its fiscal year ending 2007. Beddis has determined that the adoption of SFAS 123 (revised 2004) does not have an impact on its results of operations or financial position.

The adoption or implementation of these new pronouncements is not expected to have a material effect on Beddis’s financial position or results of operations.

NOTE 3 – PROMISSORY NOTES PAYABLE

Beddis entered into a financing arrangement on December 31, 2004 with McCallum Road Limited Partnerships to provide funds for working capital. The funds lent to Beddis by McCallum Road Limited Partnerships are from proceeds of an offering (the “Offering”) conducted by McCallum Road Limited Partnerships and 706442 B.C. Ltd. (together as the “Issuers”) by an offering memorandum. Parties related to the Offering include: 705900 B.C. Ltd. (the General Partner of McCallum Road Limited Partnerships), Maxxcapp Corporation (51% shareholder of 706442 B.C. Ltd.) and Graydon Elliott Capital Corporation (the Agent of the Offering).

The promissory notes payable under this financing arrangement are due on demand, unsecured, bear interest at 2.5% per month on the outstanding balances, and are repayable in full on March 31, 2005. During the nine months ended December 31, 2004 interest of $18,388 was accrued.

NOTE 4 – DUE TO STOCKHOLDERS

Amounts payable to stockholders are unsecured, payable on demand and bear no interest.

NOTE 5 – INCOME TAXES

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% (2003 – 34%) to income before income taxes. The difference results from the following items:

	Nine Months
	Ended
	December 31,	Year Ended
	2004	March 31, 2004

Computed expected (benefit of) income taxes	$(134,276)	$(18,102)

Increase in valuation allowance	134,276	18,102

	$-	$-

Significant components of Beddis’s deferred income tax assets are as follows:

	To December	To March 31,
	31, 2004	2004

Cumulative loss from inception, before income tax provision	$(701,180)	$(306,246)

Deferred income tax asset	238,400	104,124

Valuation allowance	(238,400)	(104,124)

Total current income taxes	$-	$-

F1-13

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

NOTE 5 – INCOME TAXES (Cont’d)

Beddis has incurred operating losses of approximately $701,180, which, if unutilized, will expire through to 2025. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carryforwards:

		Expiration date of
		income tax operating
	Net Loss	loss carryforwards

Year ended in 2000	$55,896	2020
Year ended in 2001	38,946	2021
Year ended in 2002	92,019	2022
Year ended in 2003	66,145	2023
Year ended in 2004	53,240	2024
Nine months ended December 31, 2004	394,934	2025

Total income tax operating loss carry forward	$701,180

NOTE 6 – SHARE CAPITAL

Stock issuances

During the year ended March 31, 2004, Beddis issued 1,601,166 shares of its common stock for the reduction in outstanding debt of $50,745.

During the nine months ended December 31, 2004, Beddis issued 11,050,000 shares of its common stock for the reduction in outstanding debt of $41,000.

Warrants to purchase common stock

The following table summarizes the number of fully exercisable common stock warrants outstanding to the pre-merger former shareholders of Beddis International, Ltd., at $0.25. The warrants expired December 17, 2004.

	Nine Months
	Ended
	December 31,	Year Ended March 31,
	2004	2004	2003	2002

Outstanding, beginning of period	5,585,000	5,585,000	5,585,000	5,585,000

Issued during the period	-	-	-	-

Expired during the period	(5,585,000)	-	-	-

Weighted average outstanding, end of period	-	5,585,000	5,585,000	5,585,000

F1-14

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

NOTE 7 – ADVISORY ARRANGEMENTS

a)

By agreement dated June 29, 2004 and amended on December 10, 2004, Beddis retained an outside advisor, Graydon Elliott Capital Corporation (the “Advisor”), to act as corporate advisor to Beddis in respect of corporate reorganization and restructuring. The consideration is $250,000 and 1,818,000 shares after a proposed reverse stock split basis.

b)	By agreement dated December 10, 2004, Beddis retained a consultant, Maxxcapp Corporation (the “Consultant”) as a merchant bank to provide the following services to Beddis:

	i)	sourcing acquisition targets;
	ii)	analysing strategic fit and transaction potential;
	iii)	formulating a detailed acquisition strategy;
	iv)	conducting due diligence with legal counsel and advisors;
	v)	conducting transaction and contract negotiations with selling shareholders;
	vi)	advising on the financing process; and
	vii)	other duties as delegated by the Board of Directors.

The Consultant will be paid $120,000 and reimbursed for reasonable out-of-pocket expenses related to these services. The Consultant has agreed to accept 12,000,000 shares after a proposed reverse stock split.

NOTE 8 – CONTINGENT LIABILITIES

On December 15, 2004, the directors approved a resolution allowing Beddis to enter into an Option Agreement for a price of $10 with Evan Baergen, the sole shareholder of 0709355 B.C. Ltd., to purchase all of the issued and outstanding shares of 0709355 B.C. Ltd. The exercise price of $100 was considered to be the fair market value of 0709355 B.C. Ltd. at that time. Evan Baergen is currently an officer and director of Beddis, but was an unrelated party at the time that the Option Agreement was signed. 0709355 B.C. Ltd also agreed to pay certain financing fees as a result of the financing arrangement referred to in Note 3. These fees totalled $20,207 at December 31, 2004 and are payable to the Agent, Maxxcapp and the General Partner (as referred to in Note 3). As specified in the financing arrangements, if Beddis did not exercise its option to purchase 0709355 B.C. Ltd., Beddis would have to repay these fees. On April 1, 2005, Beddis exercised its option to purchase 0709355 B.C. Ltd.

NOTE 9 – SUBSEQUENT EVENTS

a)	On March 15, 2005, Beddis’s name was changed to Quantex Capital Corporation by amendment of its Certificate of Incorporation.

b)	Pursuant to a debt conversion agreement dated October 22, 2004, in January 2005, Beddis issued 500,000 shares of its common stock for the reduction in outstanding debt of $85,749.

c)	On January 31, 2005 the stockholders of Beddis, as part of its reorganization, approved a 5-1/2 to one reverse stock split.

d)

Subsequent to December 31, 2004, Beddis offered securities for sale under a private placement subscription agreement. This offering comprised up to 7,250,000 units (“Quantex Units”) at a price of $0.30 U.S. per unit. Each unit comprised the following:

(i) One share of capital stock of Beddis after taking effect of a 5-1/2 old for one new reverse stock split of Beddis’s common stock; and

F1-15

BEDDIS INTERNATIONAL, LTD.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

NOTE 9 – SUBSEQUENT EVENTS (Cont’d)

d)	(ii)	One share purchase warrant, each warrant entitling the holder to purchase an additional share for a period of two years at a price of $0.40 US in the first year and $0.50 US in the second year.

This offering may be closed in one or more tranches on or before June 30, 2005.

A commission of 10% of the gross proceeds is payable to an agent. In addition, Graydon Elliott Capital Corporation (the “Agent”) will be issued a number of warrants equal to 20% of the total number of units sold (“Agent’s warrants”). Each Agent’s Warrant entitles the Agent to purchase an additional common share for a two year period at a price of $0.40 US in the first year and $0.50 US in the second year.

b)

By agreements of purchase and sale dated March 31, 2005, Beddis purchased 376 investment units at $1,000 Canadian funds from certain investors. Each unit comprised one limited partnership unit issued by McCallum Road Limited Partnership and a debenture issued by 706442 B.C. Ltd. As consideration for these units, Quantex (formerly Beddis) issued 1,042,442 Quantex units at $0.30 US each.

c)	Promissory notes payable due on March 31, 2005 were subsequently renewed, with the principal and accrued interest remaining, due to be repaid in full on June 30, 2005.

g)

Pursuant to regulatory approval, by share for debt agreement dated March 30, 2005, Maxxcapp Corporation agreed to accept 12,000,000 shares, on a post-reverse split shares basis, of Beddis in settlement of the $120,000 fee owed to it by Beddis

F1-16

SAMLEX AMERICA INC.

FINANCIAL STATEMENTS
(EXPRESSED IN UNITED STATES DOLLARS)

DECEMBER 31, 2004 AND 2003

F2-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Samlex America Inc.

We have audited the accompanying balance sheets of Samlex America Inc. as at December 31, 2004 and 2003, the related statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of Samlex’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, such financial statements present fairly, in all material respects, the financial position of Samlex America Inc. as at December 31, 2004 and 2003, and the results of its operations and its cash flows for the each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
April 25, 2005

F2-2

SAMLEX AMERICA INC.

BALANCE SHEETS
(Expressed in United States dollars)

As at December 31, 2004 and 2003

	2004	2003
ASSETS

CURRENT
Cash	$31,871	$242,598
Accounts receivable	606,468	507,338
Income taxes receivable	-	9,940
Inventories	674,668	610,766
Prepaid expenses and deposits	21,758	18,883
Due from parent company	49,185	-

	1,383,950	1,389,525

PROPERTY, PLANT AND EQUIPMENT	63,201	189,519

	$1,447,151	$1,579,044

LIABILITIES

CURRENT
Demand bank loan	$191,075	$412,650
Accounts payable and accrued liabilities	124,265	116,417
Income taxes payable	15,307	-
Dividend payable	21,699	-
Due to related party	-	75,588

	352,346	604,655

LONG-TERM
Redeemable preferred stock	377,525	377,525
Bank loan	-	76,548

	729,871	1,058,728

COMMON STOCKHOLDERS’ EQUITY

COMMON STOCK	346	346
RETAINED EARNINGS	758,159	589,105
ACCUMULATED OTHER COMPREHENSIVE LOSS	(41,225)	(69,135)

	717,280	520,316

	$1,447,151	$1,579,044

The accompanying notes are an integral part of these financial statements.

F2-3

SAMLEX AMERICA INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

	2004	2003

Sales	$4,156,382	$3,582,781
Cost of sales	2,830,091	2,531,671

	1,326,291	1,051,110

Expenses
Advertising and promotion	40,420	33,417
Automotive	36,970	31,461
Bad debts (recovery)	(4,248)	(5,481)
Bank charges and interest	19,980	27,862
Depreciation	18,421	13,614
(Gain) on sale of land and building	(24,420)	-
Insurance	27,459	24,612
Interest on long-term debt	3,744	4,753
Miscellaneous expense	16,155	-
Office, postage and miscellaneous	36,011	38,053
Professional services	26,003	13,707
Rent and property taxes	14,978	15,413
Repairs and maintenance	15,679	14,424
Safety testing	11,607	7,391
Samples	4,640	2,110
Telephone	13,464	12,948
Trade shows	31,692	17,704
Travel	35,394	21,869
Utilities	3,083	2,800
Wages and employee benefits	444,217	450,422
Warehouse	61,466	50,775
Warranty	47,930	18,374

	880,645	796,228

Income from operations	445,646	254,882

Management fee expense	223,588	-

Income before income taxes	222,058	254,882

Income taxes	31,305	15,934

Net income for the year	$190,753	$238,948

Continued

The accompanying notes are an integral part of these financial statements.

F2-4

SAMLEX AMERICA INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Continued)
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

	2004	2003
Total Comprehensive Income
Net income for the year	$190,753	$238,948
Foreign currency translation adjustment	27,910	(56,501)
Total Comprehensive Income	$218,663	$182,447

The accompanying notes are an integral part of these financial statements.

F2-5

SAMLEX AMERICA INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Loss	Total

Balance, December 31, 2002
(unaudited)	1,000	$346	$350,157	$(12,634)	$337,869

Net income	-	-	238,948	-	238,948
Foreign currency translation
adjustment	-	-	-	(56,501)	(56,501)

Balance, December 31, 2003	1,000	346	589,105	(69,135)	520,316

Net income	-	-	190,753	-	190,753
Dividend declared – Class A
preferred shares	-	-	(21,699)	-	(21,699)
Foreign currency translation
adjustment	-	-	-	27,910	27,910

Balance, December 31, 2004	1,000	$346	$758,159	$(41,225)	$717,280

The accompanying notes are an integral part of these financial statements.

F2-6

SAMLEX AMERICA INC.

STATEMENTS OF CASH FLOWS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

	2004	2003
Cash provided by (used in):
Operating activities
Net income for the year	$190,753	$238,948
Items not involving cash:
Foreign currency translation adjustment	27,910	(56,501)
Depreciation	18,421	13,614
Gain on sale of property, plant and equipment	(24,420)	-

	212,664	196,061
Change in non-cash operating working capital items:
Accounts receivable	(99,130)	(153,430)
Income taxes receivable	25,247	(9,911)
Inventories	(63,902)	44,173
Prepaid expenses and deposits	(2,875)	(398)
Due from parent company	241,609	-
Accounts payable and accrued liabilities	7,848	(1,623)

	321,461	74,872

Investing activities
Acquisition of property, plant and equipment	(158,477)	(14,536)

Financing activities
Due to related party	(75,588)	(133,051)
(Repayment) advances on demand bank loan	(221,575)	124,602
(Repayment) advances on long-term debt	(76,548)	3,927

	(373,711)	(4,522)

Net (decrease) increase in cash during the year	(210,727)	55,814

Cash at beginning of the year	242,598	186,784

Cash at end of the year	$31,871	$242,598

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$23,724	$23,297
Income taxes	17,150	25,094

Non-cash financing activities
Land and building disposed of	$290,794	$-
Due from parent company	(290,794)	-

The accompanying notes are an integral part of these financial statements.

F2-7

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Samlex America Inc. (“Samlex”) was incorporated on April 10, 1991 under the Company Act of British Columbia, Canada. Its principal business activity is the wholesale distribution of electronic equipment.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

Cash consists of cash on deposit with a major Canadian chartered bank.

Inventories

Inventories are recorded at the lower of cost, on a first-in, first-out basis, and net realizable value.

Property, Plant and Equipment

Property, plant and equipment are recorded at the lower of cost and estimated net realizable value. Depreciation is calculated on the declining balance method using the following annual rates:

Building	4%
Office furniture and equipment	20%
Computer equipment	30%
Automotive	30%

Leasehold improvements are depreciated using the straight-line basis over five years.

Maintenance and repairs are charged to operations as incurred. Additions and betterments of a major nature are capitalized. When assets are retired or sold, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

Impaired Asset Policy

Samlex periodically reviews its long-lived assets when applicable to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable, pursuant to guidance established by the Financial Accounting Standard Board (“FASB”) in Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-lived Assets”. Samlex determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts. If impairment is deemed to exist, the assets will be written down to fair value.

F2-8

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Income Taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Intangible Assets

Samlex has adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life. Samlex does not have any goodwill nor intangible assets with indefinite or definite life since inception.

Comprehensive Income

Samlex has adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, Samlex would disclose this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. Samlex has not had any significant transactions that are required to be reported in other comprehensive income.

Revenue Recognition

Samlex recognizes revenue in accordance with the criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition. Revenues are recognized once they are earned; specifically when: (a) services are provided or products are delivered to customers, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined, and (d) Samlex’s ability to collect is reasonably assured. Samlex treats any potential returns as warranties. Otherwise, it recognizes revenue when the conditions of acceptance have been met.

Samlex estimates its warranty costs based on historical warranty claim experience and applies this estimate to the revenue stream for products under warranty. Future costs for warranties applicable to revenue recognized in the current period are charged to cost of sales. The warranty accrual is reviewed annually to verify that it properly reflects the remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience differs from estimates.

F2-9

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet and revenues and expenses for the reporting period. Actual results in future periods could differ from those estimates made.

Foreign Currency Translation

Operations in the United States represent the most significant business segment. Therefore, United States currency is considered the functional currency. Accordingly, Samlex translates its international monetary assets and liabilities to their U.S. dollar equivalents at year-end exchange rates and all income and expenses are translated at average exchange rates prevailing during the period. Non-monetary assets and liabilities are translated at the rates prevailing at the dates the assets were acquired or liabilities incurred. Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Loss.

Translation gains and losses that arise from exchange rate fluctuations in transactions denominated in a currency other than the local functional currency are recorded in the Statement of Income.

Financial Instruments

Samlex purchases and sells most of its products in United States currency and therefore is exposed to financial risk resulting from fluctuations in foreign exchange rates and the degree of volatility of these rates. Samlex does not use derivative instruments to reduce its exposure to rate changes.

Samlex’s financial instruments consist of cash, accounts receivable, income taxes receivable, due from parent company, demand loan, accounts payable and accrued liabilities, income taxes payable, dividend payable and due to related party. The carrying values of these financial instruments approximate their fair value due to their liquidity or their short-term nature. The fair value of the redeemable preferred shares cannot be reasonably determined because there is no commercial market for such shares. Long-term debt, including the current portion, bears interest at current rates of interest; as a result its carrying value approximates its fair value.

Segmented Information

Samlex follows Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information”, about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

Advertising Expenses

Advertising costs are expensed as incurred.

F2-10

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

a)

In November 2004, FASB issued Statement of Financial Accounting Standards 151 “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, “to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for Samlex beginning with its fiscal year ending 2006. Samlex has determined that the adoption of SFAS 151 does not have an impact on its results of operations or financial position.

b)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 153 “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”. This Statement amended APB Opinion 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a generally exception for exchanges of non-monetary assets and do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Samlex has determined that the adoption of SFAS 153 does not have an impact on its results of operations or financial position.

c)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”. This Statement requires that the cost resulting from all share- based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non- employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The provisions of this Statement will be effective for Samlex beginning with its fiscal year ending 2007. Samlex has determined that the adoption of SFAS 123 (revised 2004) does not have an impact on its results of operations or financial position.

The adoption or implementation of these new pronouncements is not expected to have a material effect on Samlex’s financial position or results of operations.

F2-11

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 4 – REQUIREMENTS AND OBLIGATIONS UNDER A SHARE PURCHASE AND SALE AGREEMENT

On November 30, 2004, 0709355 B.C. Ltd. purchased a control block of shares in Samlex that were owned by certain major shareholders (the “former shareholders”).

The following are matters that directly affect Samlex at closing of the agreement, on November 30, 2004:

i)

Samlex transferred its land and premises to a company owned by the former shareholders for the sum of $350,000 (Canadian funds), entered into a lease for a seven year period, and discharged a mortgage loan secured against the property;

ii)	Samlex entered into an indemnity agreement whereby it agreed:

a)

to indemnify and save harmless the former shareholders against all actions, costs, charges, damages, liabilities and demands which the former shareholders may incur or sustain by reason of, or in connection with the agreement, other than loss or damage resulting from the gross negligence or wilful misconduct of the former shareholders, and

b)	to pay the former shareholders the amount claimed under the agreement, interest and any amounts demanded from the former shareholders for which they may become liable to pay under the agreement.

The remaining balance of the outstanding purchase price to be paid to the former shareholders is $1,500,000 (Canadian funds).

The amount shall be paid as follows (Canadian funds):

$400,000 on or before May 31, 2005
$175,000 on or before January 31, 2006
$308,000 on or before January 31, 2007
$308,000 on or before January 31, 2008, and
$309,000 on or before January 31, 2009.

Payment may be reduced if certain annual fiscal objectives are not met.

iii)

Samlex guaranteed repayment of indebtedness owing by 0709355 B.C. Ltd. to the former shareholders by providing an indemnity and guarantee and by granting a general security agreement, creating a security interest over all present and after acquired personal property of Samlex.

F2-12

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 4 – REQUIREMENTS AND OBLIGATIONS UNDER A SHARE PURCHASE AND SALE AGREEMENT (Cont’d)

iv)

Samlex entered into a service agreement with a company owned by the former shareholders (“the consultant”) to manage Samlex’s daily operations under the title of General Manager for a semi- monthly cost of $3,750 (Canadian funds). This agreement may be terminated by either party on 180 days’ written notice.

v)

Samlex continued to pay premiums on two existing insurance policies upon the lives of the former shareholders in the total amount of $500,000 with the final transfer of these policies to the former shareholders. Further, Samlex commenced paying a premium on a new insurance policy upon the life of one of the former shareholders in the amount of $1,000,000 (Canadian funds) until the outstanding purchase price is fully paid.

vi)

Samlex continued to pay lease payments and associated expenses in respect of two motor vehicles in the possession of the former shareholders, who have an option to purchase at the expiration of the leases.

vii)	A dividend on Samlex’s Class A preferred shares was declared prior to closing and is to be paid to the former shareholders on or before April 30, 2005.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

	2004
		Accumulated	Net Book
	Cost	Depreciation	Value

Office furniture and equipment	$65,898	$47,681	$18,217
Computer equipment	50,674	41,857	8,817
Automotive	28,076	20,410	7,666
Leasehold improvements	35,943	7,442	28,501

	$180,591	$117,390	$63,201

	2003
		Accumulated	Net Book
	Cost	Depreciation	Value

Land	$32,407	$-	$32,407
Building	167,577	49,013	118,564
Office furniture and equipment	54,676	40,850	13,826
Computer equipment	47,043	35,349	11,694
Automotive	18,157	17,339	818
Leasehold improvements	14,347	2,137	12,210

	$334,207	$144,688	$189,519

F2-13

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 6 – BANK DEMAND LOAN

The demand loan represents a bank operating loan, which can be drawn to a maximum of $750,000 (Canadian funds), bears interest at the Canadian prime lending rate, plus 0.50% per annum. The loan is secured by a general security agreement over all present and after acquired personal property of Samlex.

NOTE 7 – CAPITAL STOCK

		2004	2003
Common stock
Authorized:
10,000	Voting common shares without par value
Issued:
1,000	Common shares	$346	$346

Redeemable preferred stock
Authorized:
10,000	7% non cumulative, redeemable at $73 U.S., non-voting Class A preferred shares with a par value of $100 Canadian each.
10,000	7% non cumulative, redeemable at par value, non-voting Class B preferred shares with a par value of $100 Canadian each.
Issued:
3,731	Class A preferred shares	$272,363	$272,363
1,475	Class B preferred shares	105,162	105,162

		$377,525	$377,525

Class A and Class B preferred shares are redeemable at the option of the shareholders. The shareholders have waived their redemption rights for the following twelve months.

NOTE 8 – RELATED PARTY TRANSACTIONS

Amounts paid to related parties were based on exchange amounts, which represented the amounts agreed upon by the related parties. Amounts paid or payable to related parties not disclosed elsewhere include:

	2004	2003

Management fee to parent company	$223,588	$-
Management fees to an officer	84,260	77,774

F2-14

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 9 – SEGMENTED INFORMATION

Samlex has operations primarily in the United States of America, Canada and Mexico. Samlex has no reportable segments.

Sales by geographic region are summarized for 2004 and 2003 as follows:

	2004	2003

USA	$2,748,887	$2,401,179
Canada	870,367	743,785
Mexico	267,880	266,917
Other	269,248	170,900

	$4,156,382	$3,582,781

Revenues, by major customers, including as a percent of total Company sales, are as follows:

Major customers:

	2004		2003
	Amount	%	Amount	%

Tessco Inc.	$435,000	10.5	$247,000	6.9
Sistemas Y Servicious de com.	258,000	6.2	197,000	5.5
Control Solutions, Inc.	122,000	2.9	161,000	4.5

Property, plant and equipment by geographic region are summarized as follows:

	2004	2003

Canada	$63,201	$189,519

NOTE 10 – CONTRACTUAL OBLIGATIONS

i)

Effective December 1, 2004, Samlex entered into an employment contract for the position of “Vice- President - Sales” with an employee and a minority shareholder. This contract includes the following terms (funds in Canadian dollars):

	1.	the term of the agreement is for an indefinite period, terminating upon the employee reaching the age of 60 unless otherwise terminated pursuant to the agreement;

2.

the employee is to be paid , in Canadian funds, a base salary of $9,000, per month subject to annual review by Samlex, and a monthly commission of 3% on the first $100,000 of sales, 2% on sales in excess of $100,000 but less than $200,000, and 1% on sales in excess of $200,000 per month.

F2-15

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 10 – CONTRACTUAL OBLIGATIONS (Cont’d)

3.

in the event that the agreement is terminated by Samlex other than for cause , Samlex shall provide the employee with 18 months written notice or payment equal to 18 months of his average monthly remuneration based on the preceding 36 months of remuneration; and

4.

in the event that the employee ceases to be employed by Samlex for any reason, the employee or his legal representatives may require Samlex to purchase and Samlex may require the employee or his legal representative to sell all shares of Samlex held by the employee at a price of $0.10 per share prior to August 31, 2006 and at the fair market value thereafter.

ii)

Samlex has entered into a consulting agreement dated December 1, 2004, with a company controlled by a former shareholder (the “Consultant”). Under the terms of the Agreement (funds in Canadian dollars):

1.

the Consultant shall: perform the duties of the General Manager of Samlex; assist the advisory board and board of directors of Samlex with strategic planning and maintain relationship with key suppliers and customers;

	2.	the Consultant shall be paid a bi-monthly charge of $3,750; and the agreement may be terminated on 180 days written notice by either party.

iii)	Samlex has entered into an employment contract with a salaried employee, with terms covering employment, compensation and expense reimbursements.

iv)	In the normal course of business, Samlex has royalty and distribution agreements for research, development and production distribution.

NOTE 11 – COMMITMENT

Samlex leases its business premises and certain property and equipment under operating leases. Future lease payments will aggregate $107,790 including the following amounts over the next five years:

2005	$34,590
2006	29,560
2007	14,962
2008	14,962
2009	13,716

$107,790

F2-16

SAMLEX AMERICA INC.

NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States dollars)

For the years ended December 31, 2004 and 2003

NOTE 12 – INCOME TAXES

Income before income taxes consisted of:

	2004	2003

Foreign (Canada)	$222,058	$254,882

The provision for income taxes consisted of:

	2004	2003
Current

Foreign (Canada)	$31,305	$15,934

The following table summarizes the effective tax rate (in percentages) of Foreign (Canada) taxes:

	2004	2003

Canadian federal and provincial statutory rate	19.3%	18.0%

SFAS 109, “Accounting for Income Taxes”, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Samlex has no significant tax assets or liabilities.

F2-17

0709355 B.C. LTD.

NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

DECEMBER 31, 2004

F3-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
0709355 B.C. Ltd.
Vancouver, British Columbia, Canada

We have audited the accompanying non-consolidated Balance Sheet of 0709355 B.C. Ltd. as at December 31, 2004 and the related non-consolidated Statements of Operations and Retained Earnings, Stockholders’ Equity and Cash Flows from November 24, 2004 (Inception) to December 31, 2004. These non-consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these non-consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

Note 2 describes the policy with respect to the non-consolidation of the Company’s 85% owned subsidiary, Samlex America Inc., whereby the investment is recorded for at cost less any impairment losses. In this respect, these non-consolidated financial statements are not in conformity with U.S. generally accepted accounting principles. Note 3 includes information on significant balance sheet and income statement items. Had the financial statements of the subsidiary been consolidated, virtually every account in, and the information provided by way of notes to, the accompanying financial statements would have been materially affected by the information of the subsidiary.

In our opinion, except for the effect of not consolidating the Company’s 85% owned subsidiary, Samlex America Inc., as described in the preceding paragraph, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of 0709355 B.C. Ltd. as at December 31, 2004, and the results of its operations and its cash flows from November 24, 2004 (inception) to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying non-consolidated financial statements have been prepared assuming that 0709355 B.C. Ltd. will continue as a going concern. As discussed in Note 1 to the non-consolidated financial statements, 0709355’s negative working capital raises substantial doubt as to 0709355’s ability to continue as a going concern, unless 0709355 sustains future profitable operations and/or obtains additional financing. These non-consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might result from the outcome of this uncertainty.

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
April 25, 2005

F3-2

0709355 B.C. LTD.

NON-CONSOLIDATED BALANCE SHEET
(Expressed in United States Dollars)
As at December 31, 2004

ASSETS

INVESTMENT IN SUBSIDIARY COMPANY	$2,575,606

$2,575,606

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$58,034
Accrued interest payable	26,131
Income taxes payable	26,079
Promissory notes payable	1,111,039
Due to subsidiary company	50,654
Current portion of long-term debt	332,335

1,604,272

LONG-TERM DEBT
Due under share purchase and sale agreement	913,930

2,518,202

STOCKHOLDER’S EQUITY
SHARE CAPITAL	83
Less: Share subscription receivable	(83)

-

RETAINED EARNINGS	58,244

OTHER COMPREHENSIVE LOSS	(840)

57,404

$2,575,606

The accompanying notes are an integral part of these financial statements.

F3-4

0709355 B.C. LTD.

NON-CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

INCOME

Management fees	$240,140

EXPENSES

Financing fees and costs	96,308
Interest expense	25,958
Legal and audit	25,012
Due diligence costs	7,145
Incorporation costs	831
Filing fees	563

155,817

Net income before income taxes	84,323

Income taxes	26,079

Net Income for the period, and Retained Earnings at December 31, 2004	$58,244

The accompanying notes are an integral part of these financial statements.

F3-5

0709355 B.C. LTD.

NON-CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

			Share		Other
	Common Stock		Subscription	Retained	Comprehensive
	Shares	Amount	Receivable	Earnings	Loss	Total

Common stock issued	1	$83	(83)	$-	$-	$-

Net income	-	-	-	58,244	-	58,244

Foreign currency translation adjustment	-	-	-	-	(840)	(840)

Balance, December 31, 2004	1	$83	$(83)	$58,244	$(840)	$57,404

The accompanying notes are an integral part of these financial statements.

F3-6

0709355 B.C. LTD.

NON-CONSOLIDATED STATEMENT OF CASH FLOWS
(Expressed in United States Dollars)
From November 30, 2004 (Inception) to December 31, 2004

Operating activities:
Net income for the period	$58,244
Item not involving cash:
Foreign currency translation	(840)

57,404
Changes in non-cash operating working capital items:
Due from subsidiary company	(240,140)
Accounts payable and accrued liabilities	58,034
Accrued interest payable	26,131
Income taxes payable	26,079
Promissory notes payable	72,492

-

Investing activities:
Acquisition of investment in subsidiary company	(2,575,606)
Less: Due to subsidiary company	290,794
Less: Debt assumed under share purchase and sale agreement	1,246,265
Less: Due under demand promissory note	1,038,547

-

Financing activities:
Common stock issued	83
Less: Share subscription receivable	(83)

-

Net change in Cash during the period, and Cash at December 31, 2004	$-

Supplemental disclosure of cash flow information:

Cash paid during the period for:
Interest	$25,958
Income taxes	$-

The accompanying notes are an integral part of these financial statements.

F3-7

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

0709355 B.C. Ltd. (“0709355”) was incorporated under the Business Corporations Act of British Columbia, Canada on November 24, 2004. 0709355 is an investment holding company actively pursuing potentially profitable ventures for acquisition.

0709355’s non-consolidated financial statements are presented on a going concern basis, which assumes that 0709355 will continue to realize its assets and discharge its liabilities in the normal course of operations. However, 0709355 has negative working capital and does not generate sufficient cash flow from operations to adequately fund its activities and therefore relied principally upon debt financing. Future capital requirements will depend on many factors, including 0709355’s ability to execute its business plan. 0709355 intends to continue relying upon debt financing and the issuance of securities to finance its future activities. But there can be no assurance that such financing will be available on a timely basis under terms acceptable to 0709355. These non-consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should 0709355 be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies used by management in the preparation of these non-consolidated financial statements. These accounting policies conform with U.S. generally accepted accounting principals, except that 0709355’s 85% owned subsidiary, Samlex America Inc. is not consolidated.

Start-up, development and due diligence costs

Since inception, certain expenditures have been incurred primarily for business development and financing purposes. While these expenditures are intended to benefit future periods, 0709355 follows the accounting policy of expensing as incurred those expenditures not identified with specific projects or financing activities.

Investment in subsidiary company and impairment

0709355 issues only non-consolidated financial statements and the investment in its 85% owned subsidiary is accounted for at cost less any impairment losses. At each balance sheet date, 0709355 assesses whether there is any indication of impairment. If such indications exist, an analysis is performed to assess whether the carrying amount of the investment is recoverable. A write down is made if the carrying amount exceeds the recoverable amount.

F3-8

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Use of Estimates

The preparation of non-consolidated financial statements are in conformity with United States generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the non-consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, the determination of net recoverable value of assets and income taxes. Actual results could differ from these estimates.

Fair value of financial instruments

0709355 has various financial instruments including share subscription receivable, accrued interest payable, accounts payable and accrued liabilities, income taxes payable, promissory notes payable and due to subsidiary company. Due to their short-term maturity, the instruments’ book value approximates their fair value.

The fair value of 0709355’s long-term debt, which is calculated by using current rates offered to 0709355 for debt at the same remaining maturities, is not materially different from amounts included in the non-consolidated balance sheet.

Concentration of credit risk

0709355 has no significant financial assets that potentially subject to concentrations of credit risk.

Comprehensive income (loss)

SFAS No. 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements. Comprehensive loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources.

Revenue recognition

Revenues are recognized, in accordance with the criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition; specifically, when (a) services are provided, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined and (d) 0709355’s ability to collect is reasonably assured.

Foreign currency translation

0709355 operates in the United States through its subsidiary. Accordingly, U.S. funds are considered its functional currency. 0709355 translates foreign currency assets and liabilities to their U.S. Dollar equivalents at rates in effect at the balance sheet date and expenses are translated at average monthly exchange rates. Translation adjustments resulting from this process are recorded in Stockholder’s Equity as a component of Accumulated Other Comprehensive Income.

F3-9

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Income taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109, (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Intangible Assets

0709355 has adopted Statement of Financial Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”, which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life. 0709355 does not have any goodwill nor intangible assets with indefinite or definite life since inception.

Segmented information

0709355 follows FAS No. 131 disclosures about segments of an enterprise and related information about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers. 0709355 conducts all of its operations in Canada in one business segment.

NOTE 3 – INVESTMENT IN SUBSIDIARY COMPANY

a)	Share Purchase and Sale Agreement

On November 26, 2004, 0709355 purchased a control block of shares of Samlex America Inc. (“Samlex”) pursuant to an assigned share purchase and sale agreement (the “purchase agreement”) dated September 2, 2004 with certain major shareholders of Samlex (the “former shareholders”).

The purchase agreement provided for the purchase from the former shareholders of 85% of the issued and outstanding capital stock of Samlex, comprising 3,187 Class A preferred shares, 1,254 Class B preferred shares and 850 common shares.

The purchase price and terms, now assigned to 0709355, are as follows:

i) Due to Samlex, on transfer of Samlex property to former shareholders	$290,794

ii) Cash paid by assignor on closing at November 30, 2004	1,038,547

iii) Due to former shareholders, on or before dates ranging from May 31, 2005 to January 31, 2009 (Note 3(b))	1,246,265

$2,575,606

F3-10

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 3 – INVESTMENT IN SUBSIDIARY COMPANY (Cont’d)

b)	Due under Share Purchase and Sale Agreement

Pursuant to the purchase agreement for the purchase of 85% of the issued and outstanding capital stock of Samlex, the following amounts are due:

Current portion
Due on or before May 31, 2005	$332,335

Long-term portion
Due on or before:
January 31, 2006	145,400
January 31, 2007	255,900
January 31, 2008	255,900
January 31, 2009	256,730

913,930

Total	$1,246,265

In the event that Samlex fails to achieve an annual fiscal objective in any fiscal year of sales of not less than $3,323,360 and gross margin of $1,080,090 during the fiscal years ended December 31, 2006, 2007 and 2008, then the payment due on the January 31st following the fiscal year just ended will be reduced to $145,400. In this event, the following schedules of payment will apply:

i)

if Samlex should fail to achieve the annual fiscal objective during the fiscal year ended December 31, 2006, the difference between $255,900 and $145,400 ($110,500) shall be paid on or before January 31, 2010;

ii)

if Samlex should fail to achieve the annual fiscal objective during the fiscal year ended December 31, 2007, the difference between $255,900 and $145,400 ($110,500) shall be paid on or before January 31, 2010, unless Samlex should also have failed to achieve the annual fiscal objective during its fiscal year ended December 31, 2006, in which case the said sum of $110,500 shall be paid on or before January 31, 2011;

iii)

if Samlex should fail to achieve the annual fiscal objective during the fiscal year ended December 31, 2008, the difference between $256,730 and $145,400 ($111,330) shall be paid on or before January 31, 2010:

a)

unless Samlex should have failed to achieve the annual fiscal objective during its fiscal year ended December 31, 2006, in which case, the said sum of $111,330 shall be paid on or before January 31, 2011; or

b)

unless Samlex should also have failed to achieve the annual fiscal objective during its fiscal years ended December 31, 2006 and December 31, 2007, in which case the said sum of $111,330 shall be paid on or before January 31, 2012.

F3-11

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 3 – INVESTMENT IN SUBSIDIARY COMPANY (Continued)

A summary of the balance sheet for Samlex America Inc. as at December 31, 2004, is as follows:

2004

CURRENT
Cash	$31,871
Accounts receivable	606,468
Inventories	674,668
Prepaid expenses and deposits	21,758
Due from parent company	49,185

1,383,950

PROPERTY, PLANT AND EQUIPMENT	63,201

$1,447,151

CURRENT
Demand bank loan	$191,075
Accounts payable and accrued liabilities	124,265
Income taxes payable	15,307
Dividend payable	21,699

352,346

LONG-TERM
Redeemable preferred stock	377,525

729,871

COMMON STOCKHOLDERS’ EQUITY

COMMON STOCK	346
RETAINED EARNINGS	758,159
ACCUMULATED OTHER COMPREHENSIVE LOSS	(41,225)

717,280

$1,447,151

0709355’s 85% share of the subsidiary’s common stockholders’ equity as at December 31, 2004 amounts to $170,662.

F3-12

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 3 – INVESTMENT IN SUBSIDIARY COMPANY (Continued)

A summary of the operating results for Samlex America Inc. for the one month ended December 31, 2004 is as follows:

2004

Sales	$418,624
Cost of sales	243,652

174,972

Expenses	152,163

Income from operations	22,809

Management fee expense	223,588

Net (Loss) for the period	$(200,779)

0709355’s 85% share of the net loss for the one month ended December 31, 2004 amounts to $170,662.

F3-13

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 4 – PROMISSORY NOTES PAYABLE

On November 30, 2004, 0709355 entered into a financing arrangement with McCallum Road Limited Partnerships to assist in the purchase of Samlex America Inc. The funds lent to 0709355 by McCallum Road Limited Partnerships are from the proceeds of an offering (the “Offering”) conducted by McCallum Limited Partnership and 706442 B.C. Ltd. (together as the “Issuers”) by an offering memorandum. Parties related to the Offering include: 705900 B.C. Ltd. (the General Partner of McCallum Road Limited Partnership), Maxxcapp Corporation (51% shareholder of 706442 B.C. Ltd.) and Graydon Elliott Capital Corporation (the Agent of the Offering).

At December 31, 2004, promissory notes payable aggregated $1,111,039, are due on demand, bear interest at 2.5% per month on the outstanding balances, and are repayable in full on March 31, 2005. From November 24, 2004 (inception) to December 31, 2004, interest of $26,131 was accrued.

As a term of receiving funds under these financing arrangements, 0709355 is obligated to have all of the issuers’ costs recovered, as follows:

		Fees incurred
		to
		December 31, 2004

i)	selling fee to the Agent of the issuers, equal to 3% of the gross proceeds of
	$1,486,219 raised in the offering memorandum to December 31, 2004;	$44,588

ii)	administration fee paid to Maxxcapp, up to a maximum of $49,200, equal
	to 2% of the gross amount of debentures of $1,471,357 issued to 0709355
	to December 31, 2004;	29,427

iii)	financing fee paid to the General Partner, up to a maximum of $37,500,
	equal to 1.5% of the gross proceeds of $1,486,219 raised in the offering
	memorandum to December 31, 2004.	22,293

Total Financing Fees, to December 31, 2004		$96,308

F3-14

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 5 – SHARE CAPITAL

Share capital consists of the following:

Authorized:

No maximum Class A voting common shares without par value
No maximum Class B voting common shares without par value
No maximum Class C voting common shares without par value
No maximum Class D non-voting common shares without par value
No maximum Class E non-voting common shares without par value
No maximum preferred shares with a par value of $1 Canadian each

Issued:

1 Class A common share	$83

NOTE 6 – RECENT ACCOUNTING PRONOUNCEMENTS

a)

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, “to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for 0709355 beginning with its fiscal year ending 2006. 0709355 has determined that the adoption of SFAS 151 does not have an impact on its results of operations or financial position.

b)

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”. This Statement amended APB Opinion 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a generally exception for exchanges of non-monetary assets and do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. 0709355 has determined that the adoption of SFAS 153 does not have an impact on its results of operations or financial position.

c)

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The provisions of this Statement will be effective for 0709355 beginning with its fiscal year ending 2007. 0709355 has determined that the adoption of SFAS 123 (revised 2004) does not have an impact on its results of operations or financial position.

F3-15

0709355 B.C. LTD.

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
From November 24, 2004 (Inception) to December 31, 2004

NOTE 7 – RELATED PARTY TRANSACTIONS

Amounts payable to related parties were based on exchange amounts, which represent the amounts agreed upon by the related parties. Amounts paid or payable to related parties not disclosed elsewhere include management fees income earned from subsidiary company totaled $240,140;

NOTE 8 – OPTION AGREEMENT

On December 15, 2004, Beddis International, Ltd. (“Beddis”) entered into an Option Agreement for a price of $10 with Evan Baergen, the sole shareholder of 0709355, to purchase all of the issued and outstanding shares of 0709355. The exercise price of $100 was considered to be the fair market value of 0709355 at that time. Evan Baergen is currently an officer and director of Beddis, but was an unrelated party at the time that the Option Agreement was signed. 0709355 also agreed to pay certain financing fees as a result of a financing arrangement that Beddis entered into with McCallum Road Limited Partnerships on December 31, 2004. These fees totalled $20,207 at December 31, 2004 and are payable to the Agent, Maxxcapp and the General Partner and are included in the amounts shown in Note 4. As specified in the financing arrangements, if Beddis did not exercise its option to purchase 0709355, Beddis would have to repay these fees. On April 1, 2005, Beddis exercised its option to purchase 0709355.

NOTE 9 – SUBSEQUENT EVENTS

a)

Further to the financing arrangements entered into with issuers of the offering memorandum dated October 22, 2004, subsequent to December 31, 2004, 0709355 was obligated to pay the following fees, with respect to:

i)	selling commission fee to the Agent of the issuers	$5,744
ii)	administration fee to Maxxcapp Corporation	$3,790
iii)	financing fee to the General Partner	$2,872

b)

Subsequent to December 31, 2004, 0709355 became indebted by way of additional short-term demand promissory notes aggregating $54,990, bearing interest at 2.5% per month, in order to pay certain fees and legal expenses.

c)

On February 15, 2005, 0709355 entered into a consulting service agreement with 631119 B.C. Ltd. (the “consultant”), whereby it retained the consultant to provide services comprising sourcing acquisition target(s), advising the structure of merger and acquisition of target(s), advising of financing process, and other duties as delegated by the Board of Directors of 0709355, for a service fee totaling $4,154, payable in one or more installments.

d)

Further to the Investment in Subsidiary Company, share loan agreement (dated November 29, 2004), as disclosed in Note 3, 0709355 entered into an omnibus amendment and novation agreement dated March 4, 2005. Under this agreement, the participants agreed to substitute 0709360 B.C. Ltd. for 0709355 as a party to the share loan agreement, and to relieve 0709355 from the obligation to hold the escrowed shares in the capital stock of Maxxcapp Corporation. Accordingly, 0709355 will have no further liability whatsoever arising from the share loan agreement, and will have no interest in the 500,000 unrestricted, free-trading shares in the capital stock of Maxxcapp Corporation.

e)	On March 31, 2005, the repayment date of March 31, 2005 for all promissory notes payable was extended to June 30, 2005.

F3-16

CONSOLIDATED FINANCIAL STATEMENTS
 (Expressed in United States Dollars)

For The Nine Month Period Ended
SEPTEMBER 30, 2005

F4-1

QUANTEX CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEET
As of September 30, 2005
(Expressed in United States dollars)

	30-Sep-05	31-Dec-04
ASSETS	(Unaudited)
Current
Cash	$120,094	$-
Accounts receivable	750,690	-
Inventories	901,548	-
Prepaid expenses and deposits	41,456	529
Investment in Limited Partnership	11,250	-
	1,825,038	529

Property, plant and equipment	61,389	-
Goodwill	1,420,256	-
	$3,306,683	$529

LIABILITIES
Current
Demand bank loan	$559,044	$-
Accounts payable and accrued liabilities	435,620	164,578
Income taxes payable	93,605	-
Promissory notes	1,286,701	310,876
Due to stockholders	102,765	36,134
Current portion of long-term debt	145,397	-
	2,623,132	511,588

Long-term debt	768,528	-
Minority interest	261,389	-
	3,653,049	511,588
COMMON STOCKHOLDERS’ EQUITY
Authorized:
80,000,000 common voting stock, par value $0.0001
20,000,000 preferred stock, par value $0.0001
Issued and outstanding:
19,140,609 common shares at September 30, 2005	1,914	442
Contributed surplus	1,991	1,991
Additional paid-in capital	1,107,020	187,688
Deficit	(1,396,739)	(701,180)
Accumulated other comprehensive loss	(60,552)	-
	(346,366)	(511,059)
	$3,306,683	$529

The accompanying notes are an integral part of these financial statements

F4-2

QUANTEX CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATION
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

	Nine months	Nine months
	ended	ended
	30-Sep-05	31-Dec-04
	(Unaudited)

Sales	$2,473,352	$-
Cost of sales	1,552,029	-
Gross profit	921,323	-

Selling and administrative expenses
Advertising & promotion	95,658	-
Amortization	8,019	-
Bank and interest expense	48,939	38,212
Insurance and licenses	12,551	-
Office & miscellaneous	33,247	830
Professional fees	137,991	58,608
Rent	29,606	-
Repairs and maintence	5,828	-
Salaries, benefits and consulting fees	255,684	22,463
Telecommunications and utilities	12,052	-
Travel and automobile	43,864	24,821
Warranty costs	16,598	-
	700,037	144,934

Other (income) expenses
Acquisition and financing expenses	651,054	250,000
Non-controlling interest in income of subsidiary	50,067	-
	701,121	250,000
Income before taxes	(479,835)	(394,934)
Income taxes	74,638	-
Net (loss) income	$(554,473)	$(394,934)

Net (loss) per common
share - basic	$(0.03)	$(0.09)

Weighted average common
shares outstanding - basic	19,140,580	4,422,212

The accompanying notes are an integral part of these financial statements

F4-3

QUANTEX CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

						Accumulated	Total
	Common Stock					Other	Stockholders'
			Contributed	Additional		Comprehensive	Equity
	Shares	Par Value	Surplus	Paid-in Capital	Deficit	Loss	(Deficit)

Balance December 31, 2004
(restated, after giving effect to
a 1-for-5.5 reverse share split
effective January 31, 2005)	4,422,212	$442	$1,991	$187,688	$(701,180)	-	$(511,059)
Common stock issued for
debt settlement	12,102,803	$1,210	$-	$208,107	$-	$-	$209,317
Director's and officer's shares	175,000	$18	$-	$52,482	$-	$-	$52,500
Private placements	2,440,565	$244	$-	$658,743	$-	$-	$658,987

Purchase of Quantex Capital
(Canada) Corporation	-	$-	$-	$-	$(141,086)	$-	$(141,086)
Other comprehensive loss	-	$-	$-	$-	$-	$(60,552)	$(60,552)
Net (loss)	-	$-	$-	$-	$(554,473)	$-	$(554,473)
	-	$-	$-	$-	$-	$-	$-
Balance September 30, 2005	19,140,580	$1,914	$1,991	$1,107,020	$(1,396,739)	$(60,552)	$(346,366)

The accompanying notes are an integral part of these financial statements

F4-4

QUANTEX CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOW
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

	Nine months	Nine months
	ended	ended
	30-Sep-05	31-Dec-04
	(Unaudited)
Cash provided by (used in):
Operating activities
Net income (loss) for the year	$(554,473)	$(394,934)
Items not involving cash:
Depreciation	8,019	-
Non-controlling interest in income of subsidiary	56,186	-
	(490,268)	(394,934)
Change in non-cash operating working capital items:
Accounts receivable	(169,199)	-
Income taxes	82,987	-
Inventories	(178,356)	-
Prepaid expenses and deposits	72,924	(529)
Accounts payable and accrued liabilities	117,253	107,246
	(564,659)	(288,217)

Investing activities
Acquisition of property, plant and equipment	(6,523)	-
Investment in limited partnership	(11,250)	-
	(17,773)	-
Financing activities
Advances from Stockholders	66,631	(1,645)
(Repayment) advances on demand bank loan	238,982	-
Dividends paid	(21,591)	-
(Repayment) advances of promissory notes	(103,642)	310,876
Issued shares	920,638	(21,000)
(Repayment) advances on long-term debt	(332,340)	-
	768,678	288,231

Foreign exchange effects on cash	(66,152)	-

Net (decrease) increase in cash during the period	120,094	14
Cash at beginning of the year	-	(14)
Cash at end of the period	$120,094	$-

Supplemental disclosure of cash flow information

Cash paid during the period for:
Interest	$651,054	$-
Income taxes	74,638	-

Non-cash financing activities
Common stock issued for debt settlement	$209,317	$41,000

The accompanying notes are an integral part of these financial statements

F4-5

QUANTEX CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

a)	Organization

On March 15, 2005, Beddis International, Ltd., a development stage company, changed its name to Quantex Capital Corporation (“Quantex”). Quantex was incorporated in the State of Delaware, USA on May 27, 1998 and in 2001, Quantex acquired LinksXpress.com, Inc.

On April 1, 2005, the Company acquired 100% of the outstanding share of 0709355 BC Ltd., which owns 85% of the outstanding shares of Samlex America Inc. (“Samlex”). On June 10, 2005 0709355 BC Ltd. changed its name to Quantex Capital (Canada) Corporation (“QCCC”).

b)	Background

On January 10, 2001, Quantex acquired LinksXpress.com, Inc. (“LinksXpress”), a company incorporated in the State of Colorado. Consideration comprised 1,385,500 common shares of Links Xpress and 5,585,000 LinksXpress warrants to acquire common stock of Quantex at an exercise price of $0.25 or 12% of the voting common stock. For accounting purposes, this was treated as an acquisition of Quantex and as a recapitalization of LinksXpress. All share and per share amounts have been restated to reflect the reorganization. For accounting purposes, the acquisition of Quantex by LinksXpress was treated as an acquisition and as a recapitalization of LinksXpress; accordingly the historical financial statements include the net liabilities of Beddis as of January 10, 2001. Quantex was considered the accounting acquirer with the results of its operations and deficit of its operations and deficit carried over.

c)	Nature and Continuance of Operations

Quantex had developed a search engine for commercial retail sales through the internet. The website was designed to assist retail buyers in locating commercial sites to purchase products. During 2003 this business activity was abandoned. Its website design and software costs were written off. Quantex and QCCC are in the business of making equity investments in companies for long-term appreciation and provide management services and expertise to the companies that it acquires. The Companies receive periodic management fees from its subsidiaries in return for its services. The Company is actively pursuing additional profitable ventures for acquisition. Samlex is a wholesale distributor of electronic equipment.

d)	Basis of Presentation

The accompanying financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30,2005, Quantex had assets of $3,306,683 and a working capital deficit of $798,094, comprising of demand bank loan $559,044, account payable and accrued liabilities of $435,620 , due to stockholders of $102,765, promissory notes payable of $1,286,701, current portion of long-term debt $145,397 and accumulated net losses of $1,396,739 since inception. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Quantex be unable to continue as a going concern. Its continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish successful operations. Quantex anticipates covering its costs by operating revenues and additional equity financing. If Quantex is unable to complete its financing requirements or achieve revenue as projected, it will then modify its expenditures and plan of operations to coincide with the actual financing completed and actual operating revenues.

F4-6

QUANTEX CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

e)	Cash

Cash consists of cash on deposit with a major Canadian chartered bank.

f)	Inventories

Inventories are recorded at the lower of cost, on a first-in, first-out basis, and net realizable value.

g)	Property, Plant and Equipment

Property, plant and equipment are recorded at the lower of cost and estimated net realizable value. Depreciation is calculated on the declining balance method using the following annual rates:

Office furniture and equipment	20%
Computer equipment	30%
Automotive	30%

Leasehold improvements are depreciated using the straight-line basis over five years. Maintenance and repairs are charged to operations as incurred. Additions and betterments of a major nature are capitalized. When assets are retired or sold, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

f)	Investments

Investments in public companies with restrictions of less than one year are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses recorded as a component of accumulated other comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses. Declines in values that are judged to be other than temporary are reported in other income and expense.

g)	Impaired Asset Policy

Quantex periodically reviews its long-lived assets when applicable to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-lived Assets”. Quantex determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts. If impairment is deemed to exist, the assets will be written down to fair value.

h)	Income Taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

i)	Intangible Assets

Quantex has adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”, which requires that goodwill and intangible

F4-7

QUANTEX CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life. Quantex currently does not have any goodwill or intangible assets.

j)	Net Income Per Share

Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings per Share”, requires dual presentation of basic earnings per share (“EPS”) and diluted EPS on the face of all income statements, for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities and potentially dilutive common shares.

k)	Comprehensive Income

Quantex has adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, Quantex would disclose this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. Quantex has not had any significant transactions that are required to be reported in other comprehensive income.

l)	Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet and revenues and expenses for the reporting period. Actual results in future periods could differ from those estimates made.

m)	Foreign Currency Translation

United States currency is considered the functional currency. Accordingly, Quantex translates its international monetary assets and liabilities to their U.S. dollar equivalents at year-end exchange rates and all income and expenses are translated at average exchange rates prevailing during the period. Non- monetary assets and liabilities are translated at the rates prevailing at the dates the assets were acquired or liabilities incurred. Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Loss.

Translation gains and losses that arise from exchange rate fluctuations in transactions denominated in a currency other than the local functional currency are recorded in the Statement of Income.

n)	Financial Instruments

Transactions incurred by Quantex are primarily in United States currency and therefore it is not exposed to financial risk resulting from fluctuations in foreign exchange rates and the degree of volatility of these rates. Quantex does not use derivative instruments to reduce its exposure to rate changes.

Quantex’s financial instruments consist of cash, accounts payable and accrued liabilities, promissory notes payable and amounts due to stockholders. The carrying values of these financial instruments approximate their carrying value due to their liquidity or their short-term nature.

o)	Stock-based Compensation

Quantex adopted the fair value method of accounting for stock-based compensation recommended by Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-based Compensation”. Quantex has a commitment to its CEO to issue stock options, but does not have a stock option

F4-8

QUANTEX CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

plan in place yet.

p)	Revenue Recognition

Quantex will recognize revenue in accordance with the criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition; specifically, when (a) services are provided, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined and (d) Quantex’s ability to collect is reasonably assured.

h)	Segmented Information

Samlex follows Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information”, about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

i)	Advertising Expenses

Advertising costs are expensed as incurred.

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT

		Accumulated	30-Sep-05	31-Dec-04
	Cost	Amortization	NBV	NBV
Vehicles	28,808	(21,476)	7,332	-
Furniture & Equipment	74,661	(53,174)	21,487	-
Computers	52,456	(46,322)	6,134	-
Leasehold Improvements	37,870	(11,434)	26,436	-
	193,795	(132,406)	61,389	-

NOTE 3 – BANK DEMAND LOAN

The demand loan represents a bank operating loan, which can be drawn to a maximum of $750,000 (Canadian funds), bears interest at the Canadian prime lending rate, plus 0.50% per annum. The loan is secured by a general security agreement over all present and after acquired personal property of Samlex. In July, 2005, this amount was increased to $1,500,000.

NOTE 4 – DUE TO AFFILIATED COMPANY

The Company and one of its subsidiaries entered into a financing arrangement during the year with McCallum Road Limited Partnership to provide funds for working capital. The funds lent by McCallum Road Limited Partnership are secured by a general security agreement covering all assets of the borrowing company and are from proceeds of an offering (the “Offering”) conducted by McCallum Road Limited Partnership and 706442 B.C. Ltd. (together as the “Issuers”) by an offering memorandum. 706442 B.C. Ltd. is 51% owned by Maxxcapp, a company that controls the Company. Other parties related to the Offering include 705900 B.C. Ltd. (the General Partner of McCallum Road Limited Partnership) and Graydon Elliott Capital Corporation (the Agent of the Offering). The amounts borrowed are in the form of promissory notes and are repayable at various times on or before December 31, 2005 and bear interest at 1% per month. As of September 30, 2005, interest of $13,713 was accrued. For each $1,000 of the Offering that is purchased, the investor receives a debenture in the principal amount of $990 issued by 706442 B.C. Ltd. and a limited partnership unit worth $10.

F4-9

QUANTEX CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

Some of the investors of the Offering have exchanged their debentures for common shares and share purchase warrants of a subsidiary of the Company. For each US$0.30 invested in the subsidiary, the investors received one common share of the subsidiary and one share purchase warrant that can be exercised for US$0.40 during the first year and US$0.50 during the second year. As of September 30, 2005, the subsidiary has exchanged $732,466 (C$893,970) of debentures and $7,325 (C$9,030) of units of McCallum Road Limited Partnership.

The Company and one of its subsidiaries entered into a financing arrangement during the year with Old Yale Ventures Limited Partnership to provide funds for working capital. The funds lent by McCallum Road Limited Partnership are secured by a general security agreement covering all assets of the borrowing company and are from proceeds of an offering (the “Offering”) conducted by Old Yale Ventures Limited Partnership and 730401 B.C. Ltd. (together as the “Issuers”) by an offering memorandum. 706442 B.C. Ltd. is 51% owned by Maxxcapp, a company that controls the Company. Other parties related to the Offering include 730401 B.C. Ltd. (the General Partner of Old Yale Ventures Limited Partnership) and Graydon Elliott Capital Corporation (the Agent of the Offering). The amounts borrowed are in the form of promissory notes and are repayable at various times on or before October 31, 2007 and bear interest at 1% per month. As of September 30, 2005, interest of $8,674 was accrued. For each $1,000 of the Offering that is purchased, the investor receives a debenture in the principal amount of $990 issued by 730401 B.C. Ltd. and a limited partnership unit worth $10.

NOTE 5 – DUE TO STOCKHOLDERS

Amounts payable to stockholders are unsecured, payable on demand and bear no interest.

NOTE 6 – LONG TERM DEBT

a)	Share Purchase and Sale Agreement

On November 26, 2004, QCCC purchased a control block of shares of Samlex, pursuant to an assigned share purchase and sale agreement (the “purchase agreement”) dated September 2, 2004 with certain major shareholders of Samlex (the “former shareholders”). The purchase agreement provided for the purchase from the former shareholders of 85% of the issued and outstanding capital stock of Samlex, comprising 3,187 Class A preferred shares, 1,254 Class B preferred shares and 850 common shares. The purchase price and terms are as follows:

	CDN$	US$
Current portion
Due on or before January 31, 2006	$175,000	$145,397

Long-term portion
Due on or before:
January 31, 2007	308,000	255,899
January 31, 2008	308,000	255,899
January 31, 2009	309,000	256,730
	925,000	768,528

	$1,100,000	$913,925

b)	Due under the Share Purchase and Sale Agreement

Pursuant to the purchase agreement for the purchase of 85% of the issued and outstanding capital stock of

Samlex, the following amounts are due:

F4-10

QUANTEX CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

	CDN$	US$

i) Due to Samlex, on transfer of Samlex property to former shareholders	$350,000	290,794

ii) Cash paid by assignor on closing at November 30, 2004	1,250,000	1,038,551

iii) Due to former shareholders, on or before dates ranging from May 31, 2005 to January 31, 2009 (Note 3(b))	1,500,000	1,246,261

	$3,100,000	$2,575,606

In the event that Samlex fails to achieve an annual fiscal objective in any fiscal year of sales of not less than $3,323,000 (C$4,000,000) and gross margin of $1,080,000 (C$1,300,000) during the fiscal years ended December 31, 2006, 2007 and 2008, then the payment due on the January 31st following the fiscal year just ended will be reduced to $145,397 (C$175,000). In this event, the following schedules of payment will apply:

i)

if Samlex should fail to achieve the annual fiscal objective during the fiscal year ended December 31, 2006, the difference between $255,899 and $145,397 ($110,502) shall be paid on or before January 31, 2010;

ii)

if Samlex should fail to achieve the annual fiscal objective during the fiscal year ended December 31, 2007, the difference between $255,899 and $145,397 ($110,502) shall be paid on or before January 31, 2010, unless Samlex should also have failed to achieve the annual fiscal objective during its fiscal year ended December 31, 2006, in which case the said sum of $110,502 shall be paid on or before January 31, 2011;

iii)

if Samlex should fail to achieve the annual fiscal objective during the fiscal year ended December 31, 2008, the difference between $256,730 and $145,397 ($111,333) shall be paid on or before January 31, 2010:

a)

unless Samlex should have failed to achieve the annual fiscal objective during its fiscal year ended December 31, 2006, in which case, the said sum of $111,333 shall be paid on or before January 31, 2011; or

b)

unless Samlex should also have failed to achieve the annual fiscal objective during its fiscal years ended December 31, 2006 and December 31, 2007, in which case the said sum of $111,333 shall be paid on or before January 31, 2012.

NOTE 7– SHARE CAPITAL

Stock and warrant issuances

During the nine months ended September 30, 2005, Quantex issued the following common shares:

a)	12,102,803 shares for the reduction in outstanding debt of $209,317 pursuant to three separate debt conversion agreements;

b)

2,440,594 shares and share purchase warrants issued to accredited investors at a unit price of $0.30 per unit. The Company also issued 448,119 share purchase warrants to its agent, Graydon Elliott Capital Corporation for arranging the share and warrant issuance to the accredited investors.

No other warrants are outstanding.

F4-11

QUANTEX CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Nine Months Ended September 30, 2005
(Expressed in United States dollars)

NOTE 8 – COMMITMENT

Samlex leases its business premises and certain property and equipment under operating leases. Future lease payments aggregate $208,145, including the following amounts over the next five years:

2005	$15,031
2006	60,123
2007	45,597
2008	45,597
2009	41,797

$208,145

NOTE 9 – SUBSEQUENT EVENTS

Promissory notes payable due on September 30, 2005 were subsequently renewed, with the principal and accrued interest remaining, due to be repaid in full on December 31, 2005.

Effective December 15, 2005, the Board of Directors and Majority Stockholders of the Company approved a proposal to change the Company’s domicile from the State of Delaware to the State of Nevada through a reincorporation merger. The change in domicile was effected on December 22, 2005 and as a result of this change, the Company’s share capital has been revised to:

  common shares – 500,000,000, par value of $0.001
  preferred shares – 100,000,000, par value of $0.001

Therefore, all issued share capital will have a par value of $0.001. No changes to the number of issued shares occurred as a result of the domicile change.

F4-12

PROFORMA CONSOLIDATED
FINANCIAL STATEMENTS
(Expressed in United States Dollars)

For The Year Ended
DECEMBER 31, 2004

F5-1

The following financial statements contain the
proforma consolidated results for the
year ended December 31, 2004

for

Quantex Capital Corporation
Quantex Capital (Canada) Corporation
Samlex America Inc.

F5-2

Quantex Capital Corporation
Proforma Consolidated Balance Sheet
As of December 31, 2004

31-Dec-04
ASSETS
Current
Cash	$31,871
Accounts receivable	606,385
Inventories	674,668
Prepaid expenses and deposits	22,287
1,335,211

Property, plant and equipment	63,201
Goodwill	1,420,256

$2,818,668

LIABILITIES
Current
Demand bank loan	$191,075
Accounts payable and accrued liabilities	373,008
Income taxes payable	41,386
Dividend payable	21,699
Promissory notes	1,421,915
Due to stockholders	36,134
Current portion of long-term debt	332,335
2,417,552

Long-term debt	913,930

Minority interest	205,203
3,536,685

COMMON STOCKHOLDERS’ DEFICIENCY
Authorized stock:
80,000,000 common voting stock, no par value
20,000,000 preferred stock, no par value
Issued and outstanding stock:
24,321,409 common shares at December 31, 2004	2,433
Additional paid-in capital	187,688
Deficit	(876,197)
Accumulated other comprehensive loss	(31,941)
(718,017)

$2,818,668

F5-3

Quantex Capital Corporation
Proforma Consolidated Statement of Income
For the Year Ended December 31, 2004

31-Dec-04
(Unaudited)

Sales	$4,172,934
Cost of sales	2,830,091
Gross profit	1,342,843

Selling and administrative expenses
Advertising & Promotion	107,506
Amortization	18,421
Bad Debts	(4,248)
Bank charges & interest	23,724
Office & miscellaneous	155,626
Professional fees	26,003
Wages	444,217
Warehouse	61,466
Warranty	47,930
880,645

Income from Operations	462,198

Acquisition and financing expenses
Financing & professional fees	482,658
Interest	66,642
Office	3,138
Travel	24,821
577,259

Minority interest	5,179

Net (Loss) before Income Taxes	(120,240)
Income taxes	57,384

Net (Loss) for the Year	$(177,624)

Net (loss) per common share - basic	$(0.01)

Weighted average common shares outstanding - basic (pre-split)	24,321,409

F5-4

Quantex Capital Corporation
Proforma Consolidated Statement of Shareholders' Deficiency
For the Year Ended December 31, 2004

	Common Stock

					Accumulated
			Additional		Other	Total
		Par	Paid-in		Comprehensive	Stockholders'
	Shares	Value	Capital	Deficit	Loss	(Deficit)

Balance December 31, 2003	13,271,409	$1,328	$147,793	$(698,573)	$(69,135)	$(618,587)
Common stock issued for debt conversion	11,050,000	1,105	39,895	-	-	41,000
Foreign currency translation adjustment	-	-	-	-	37,194	37,194
Net (loss)	-	-	-	(177,624)	-	(177,624)

Balance December 31, 2004	24,321,409	2,433	$187,688	$(876,197)	$(31,941)	$(718,017)

F5-5

Quantex Capital Corporation
Proforma Consolidated Statement of Cash
Flow For the Year Ended December 31, 2004

31-Dec-04
Cash provided by (used in):	(Unaudited)
Operating activities
Net loss for the year	$(172,445)
Items not involving cash:
Depreciation	18,421
Gain on sale of property, plant and equipment	(24,420)
(178,444)
Change in non-cash operating working capital items:
Accounts receivable	(99,130)
Income taxes	51,326
Inventories	(63,902)
Prepaid expenses and deposits	(3,404)
Accounts payable and accrued liabilities	163,391
(130,163)

Investing activities
Acquisition of property, plant and equipment	(2,734,083)
Less: Debt assumed under share purchase and sale agreement	1,246,265
Less: Due under demand promissory note	1,038,547
(449,271)

Financing activities
Advances from Stockholders	135
Repayment of demand bank loan	(221,575)
Repayment of advances from related parties	(75,588)
Promissory notes payable	675,631
Issued shares	39,060
Repayment of long-term debt	(76,548)
341,115

Foreign exchange effects on cash	27,070

Net increase in cash during the year	(211,249)
Cash at beginning of the year	243,120
Cash at end of the year
$31,871

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$49,682
Income taxes	17,150

Non-cash financing activities:
Land and building disposed of	$290,794
Due from parent company	(290,794)
Common stock issued for debt settlement	41,000

F5-6

Quantex Capital Corporation
Proforma Consolidated Balance Sheet
(in US$)

30-Sep-05
ASSETS	(Unaudited)
Current
Cash	$120,094
Accounts receivable	750,690
Inventories	901,548
Prepaid expenses and deposits	41,456
Investment in Limited Partnership	11,250
1,825,038

Property, plant and equipment	61,389
Goodwill	1,420,256
$3,306,683

LIABILITIES
Current
Demand bank loan	$559,044
Accounts payable and accrued liabilities	435,620
Income taxes payable	93,605
Dividend payable	-
Promissory notes	1,286,701
Due to stockholders	102,765
Current portion of long-term debt	145,397
2,623,132

Long-term debt	768,528
Minority interest	261,389
3,653,049
COMMON STOCKHOLDERS’ EQUITY
Authorized:
80,000,000 common voting stock, par value $0.0001
20,000,000 preferred stock, par value $0.0001
Issued and outstanding:
19,140,609 common shares at September 30, 2005	1,914
Contributed surplus	1,991
Additional paid-in capital	1,107,020
Deficit	(1,396,739)
Accumulated other comprehensive loss	(60,552)
(346,366)
$3,306,683

F6-1

Quantex Capital Corporation
Proforma Consolidated Statement of Income
For the nine month period ending September 30, 2005
(in US$)

Nine months
ended
30-Sep-05
(Unaudited)

Sales	$3,580,165
Cost of sales	2,330,152
Gross profit	1,250,013

Selling and administrative expenses
Advertising & promotion	118,142
Amortization	10,464
Bad debts	-
Bank and interest expense	55,569
Insurance and licenses	17,317
Management fees	-
Office & miscellaneous	45,672
Professional fees	212,969
Rent	40,843
Repairs and maintence	8,612
Salaries, benefits and consulting fees	368,927
Telecommunications and utilities	16,544
Travel and automobile	56,993
Warranty costs	31,719
983,771

Other (income) expenses
Gain on dilution of subsidiary shareholdings	-
Loss on disposal of property and equipment	-
Restructuring fees	-
Acquisition and financing expenses	677,575
Non-controlling interest in income of subsidiary	50,067
727,642

Income before taxes	(461,400)
Income taxes	59,142

Net (loss) income	$(520,542)

Net (loss) per common
share - basic	$(0.03)

Weighted average common
shares outstanding - basic	19,140,580

F6-2

Quantex Capital Corporation
Proforma Consolidated Statement of Shareholders Equity
For the nine month period ending September 30, 2005
(in US$)

	Common Stock
							Total Stock-
						Accumulated Other	holders'
			Contributed	Additional Paid-		Comprehensive	Equity
	Shares	Par Value	Surplus	in Capital	Deficit	Loss	(Deficit)

Balance December 31, 2004
(restated, after giving effect to
a 1-for-5.5 reverse share split
effective January 31, 2005)	4,422,212	$442	$1,991	$187,688	$(876,197)	$(31,941)	$(718,017)
Common stock issued for
debt settlement	12,102,803	$1,210	$-	$208,107	$-	$-	$209,317
Director's and officer's shares	175,000	$18	$-	$52,482	$-	$-	$52,500
Private placements	2,440,565	$244	$-	$658,743	$-	$-	$658,987
Other comprehensive loss	-	$-	$-	$-	$-	$(28,611)	$(28,611)
Net (loss)	-	$-	$-	$-	$(520,542)	$-	$(520,542)
	-	$-	$-	$-	$-	$-	$-
Balance September 30, 2005	19,140,580	$1,914	$1,991	$1,107,020	$(1,396,739)	$(60,552)	$(346,366)

F6-3

Quantex Capital Corporation
Proforma Consolidated Statement of Cash Flow
For the nine month period ending September 30, 2005

30-Sep-05
(Unaudited)
Cash provided by (used in):
Operating activities
Net income (loss) for the year	$(520,542)
Items not involving cash:
Depreciation	10,464
Non-controlling interest in income of subsidiary	56,186
(453,892)
Change in non-cash operating working capital items:
Accounts receivable	(144,305)
Income taxes	52,219
Inventories	(226,880)
Prepaid expenses and deposits	(19,169)
Accounts payable and accrued liabilities	58,581
(733,446)

Investing activities
Acquisition of property, plant and equipment	(8,652)
Investment in limited partnership	(11,250)
(19,902)
Financing activities
(Repayment of) advances from Stockholders	66,631
(Repayment) advances on demand bank loan	367,969
Dividends paid	(21,699)
Repayment of promissory notes	(135,214)
Issued shares	920,721
(Repayment) advances on long-term debt	(332,340)
866,068

Foreign exchange effects on cash	(24,497)

Net (decrease) increase in cash during the period	88,223
Cash at beginning of the year	31,871
Cash at end of the period	$120,094

Supplemental disclosure of cash flow information

Cash paid during the period for:
Interest	$677,575
Income taxes	$59,142

Common stock issued for debt settlement	$209,317

F6-4

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. At this time, we are not required to provide annual reports to security holders. However, stockholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Upon the effectiveness of the Form SB-2 registration statement, we will be required to file quarterly and annual reports and other information required by the Exchange Act with the SEC. You may inspect our filings including the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

-----------------------------------------------------------------------------------------------------

SUBJECT TO COMPLETION, DATED MARCH 9, 2006

PROSPECTUS

6,278,397 SHARES

COMMON STOCK

-----------------------------------------------------------------------------------------------------

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesperson or other person to provide any information or make any representation about Quantex Capital Corporation except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws. Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$167
Transfer Agent Fees	$1,000
Accounting fees and expenses	$48,000
Legal fees and expenses	$50,000
Miscellaneous	$1,000
Total	$100,167

Notes
(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years we have issued the following securities:

Date of Issuance	Type of Security Issued	Number of Securities Issued
June 30, 2005(2)	Units	2,440,594
June 30, 2005(3)	Warrants	488,119
March 30, 2005(4)	Common Shares	12,000,000
January 28, 2005(5)	Common Shares	90,909(1)
December 10, 2004(6)	Common Shares	1,818,181(1)
October 8, 2004(7)	Common Shares	190,909(1)
November 13, 2003(8)	Common Shares	236,575(1)
September 3, 2003(9)	Common Shares	54,545(1)

Notes

(1)	As adjusted following a 5.5 to 1 reverse stock split effected in May, 2005.
(2)

(2) The selling stockholders acquired 2,440,594 units of Quantex at a price of $0.30 per unit in an offering (the “Offering”) that was exempt from registration pursuant to Regulation S of the Securities Act, completed in multiple closings ending in June, 2005. Quantex received gross proceeds of $733,177 from the offering. Each Unit consisted of one share of our common stock and one share purchase warrant (each a “Warrant”) entitling the holder thereof to purchase one additional share of common stock for a period of two years from the date issued at a price of $0.40 during the first year and $0.50 during the second year. See “Selling Stockholders”, above.

(3)

Quantex issued 488,119 warrants pursuant to Regulation S of the Securities Act to Graydon Elliott Capital Corporation for services provided in connection with the Offering. See “Selling Stockholders”, above.

(4)

Issued pursuant in settlement of consulting fees of $120,000 owed by Quantex pursuant to a shares for debt agreement between Quantex and Maxxcap Corporation dated March 30, 2005. The shares were issued pursuant to Regulation S of the Securities Act. As a result of the debt settlement Maxxcapp acquired a controlling interest in Quantex.

(5)	Issued to Tanye Capital Corp. and KJM Capital Corp. in settlement of debt totaling $85,749. The shares were issued pursuant to Regulation S of the Securities Act of 1933.
(6)	Issued as part of a corporate advisory fee pursuant to an engagement agreement between Quantex and GEC dated December 10, 2004 pursuant to Regulation S of the Securities Act of 1933.
(7)	Issued to Irv Fischer, Viperlink Media Group Ltd. and Matt Reams in settlement of debt totaling $21,000. The shares were issued pursuant to Regulation S of the Securities Act of 1933.
(8)

Consists of the issuance of 1,301,166 (pre-split) shares of our common stock issued to the following individuals in consideration of debt settlement pursuant to Regulation S of the Securities Act of 1933: Michael Robinson 45,000 shares, Neil MacLean 100,000 shares, Bob Wright 50,000 shares, George Pietrobon 100,000 shares, Ian Scott-Moncrieff 150,333 shares, Graydon Elliott Capital Corporation 500,000 shares, James Scott-Moncrieff 250,000 shares, and Gino Molica 105,833 shares.

(9)

Consists of 150,000 (pre-split) shares issued to Irv Fischer and 150,000 (pre-split) shares issued to Reda Alkadios pursuant to Regulation S of the Securities Act of 1933, in consideration of certain consulting services provided by Mr. Alkadios and Mr. Fischer to Quantex. Each were former officers and directors of Quantex.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibits
2.1	Merger Agreement and Plan of Merger dated December 15, 2005 between Quantex Capital Corporation, a Delaware Corporation and Quantex Capital Corporation, a Nevada corporation.
3.1	Articles of Incorporation.
3.2	Bylaws, as amended.
4.1	Form of Share Certificate.
5.1	Opinion of O’Neill Law Group PLLC with consent to use.
10.1	Royalty Agreement dated February 28, 1995 between Samlex America Inc. and Jim Hargrove.
10.2	Exclusive Distributorship Agreement dated effective December 1, 2000 between Samlex Electric Company Limited and Samlex America Inc.
10.3	Rate Quotation and Storage Contract dated September 24, 2002 between Holman Distribution Center and Samlex America Inc.
10.4	Distribution Agreement dated March 20, 2004 between Astrodyne Corporation and Samlex America Inc.
10.5	Share Purchase and Sale Agreement dated for reference September 2, 2004 between Earl G. Berg, Cindy L. Berg and Maxxcapp Corporation.
10.6	Assignment Agreement dated November 26, 2004 between Maxxcap Corporation and 0709355 B.C. Ltd.
10.7	Lease Agreement dated November 1, 2004 between Samlex America Inc. and Berg Holdings Ltd.
10.8	Fiscal Advisory Agreement dated November 26, 2004 between 0709355 B.C. Ltd. and Graydon Elliott Capital Corporation.
10.9	Loan Agreement dated November 30, 2004 between 0709355 B.C. Ltd. and McCallum Road Limited Partnership.
10.10	Employment Agreement dated December 1, 2004 between Samlex America Inc. and Berg Management Ltd.
10.11	Employment Contract dated December 1, 2004 between Samlex America Inc. and Ian Price.
10.12	Consulting Agreement dated December 10, 2004 between Beddis International Ltd. and Maxxcapp Corporation.
10.13	Option Agreement dated December 15, 2004 between L. Evan Baergen and 0709355 B.C. Ltd.
10.14	Corporate Advisory Agreement dated December 10, 2004 between Beddis International Ltd. and Graydon Elliott Capital Corporation.
10.15	Engagement letter dated March 1, 2005 between Quantex Capital Corporation and Graydon Elliott Capital Corporation.
10.16	Consulting Agreement between Mountainscape Management Services Ltd. and Quantex Capital Corporation dated September 1, 2005.
10.17	Consulting Agreement between Mountainscape Management Services Ltd. and Beddis International Ltd. dated February 1, 2005.
10.18	Option Exercise dated April 1, 2005.
10.19	Sponsorship Contract dated October 9, 2005 between Mike Shank Racing and Quantex Capital Corporation.
10.20	Memorandum of Understanding dated November 24, 2005 between Samlex Europe B.C., Marcel Van Veen, M.R.C. Holding BV, Jacob Van Veen, Mati Holding B.V., Quantex Capital Corporation, Quantex Capital (Canada) Corporation and Samlex America Inc.

10.21	Amended Employment Contract dated December 22, 2005 between Samlex America Inc. and Ian Price.
21.1	List of Subsidiaries.
23.1	Consent of Telford Sadovnick, PLLC, Certified Public Accountants.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	(c)	To include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on March 9, 2006.

QUANTEX CAPITAL CORPORATION

By:	/s/ L. Evan Baergen
L. EVAN BAERGEN
President and Chief Executive Officer
(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

	Chief Executive Officer, President, Secretary,	March 9, 2006
/s/ L. Evan Baergen	Treasurer and Director
L. EVAN BAERGEN	(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)

March 9, 2006
/s/ Len Goossen	Director
LEN GOOSSEN

March 9, 2006
/s/ Matt Reams	Director
MATT REAMS

March 9, 2006
/s/ Kuljit Sangha	Chief Financial Officer
KULJIT SANGHA